Exhibit 10.10

* TEXT OMITTED AND FILED SEPARATELY. CONFIDENTIAL TREATMENT REQUESTED BY AVICENA GROUP, INC. UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 200.83 AND UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SUPPLY, LICENSE AND DEVELOPMENT AGREEMENT

THIS SUPPLY, LICENSE AND DEVELOPMENT AGREEMENT is made and entered into as of August 17, 2000, by and between THE AVICENA GROUP, INC., a Delaware corporation having offices at One Cambridge Center, Fifth Floor, Cambridge, Massachusetts 02142 (“Avicena”), and ESTÉE LAUDER, INC., a Delaware corporation having offices at Research Park, 125 Pinelawn Road, Melville, New York 11747 (together with its affiliates, “Estée Lauder”).

WHEREAS, Avicena is in the business of developing, among other things, applications of Creatine and Creatine-based compounds based on Avicena’s energy impairment technology;

WHEREAS, Avicena possesses certain Know-How and intellectual property rights concerning Creatine and the abovementioned applications;

WHEREAS, Estée Lauder would like to purchase Creatine from Avicena;

WHEREAS, Avicena is willing to supply, and Estée Lauder is willing to purchase, Creatine; and

WHEREAS, Avicena is willing to grant, and Estée Lauder is willing to acquire exclusive rights to use certain Know-How and intellectual property rights, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Avicena and Estée Lauder do hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following definitions.

1.1    Affiliate means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.1, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2    Confidential Information means all Know-How or other information, including, but not limited to, proprietary information and materials (whether or not patentable) regarding a Party’s technology, business information or objective, which has been transmitted in any form, written or otherwise, from one Party to the other during the course of the Parties relationship relating to the subject matter of this Agreement to date, and continuing through the duration of this Agreement and for five (5) years from the date of disclosure of such Know-How or other information (whichever is longer).

1.3    Contract Year means: (i) the twelve (12) month period beginning on the Effective Date and ending the day before the first anniversary of the Effective Date; or (ii) the twelve (12) month period beginning on the first anniversary of the Effective Date and ending on the day before the second anniversary of the Effective Date. Each of (i) and (ii) constitute a “Contract Year.”

1.4    Creatine means creatine monohydrate, creatine anhydrous, and other creatine salt or hydration states. It is not intended to include other creatine analogs.

1.5    Effective Date means the date upon which Estée Lauder places the first order for Creatine with Avicena; provided, however, that Estée Lauder places such first order of Creatine within eight(8) months of the date of this Agreement first mentioned above.

1.6    Know-How means any technical knowledge, information and materials, including, but not limited to, ideas, concepts, formulas, means, methods, procedures, drawings, designs, apparatus, assembly, schematics, compositions, plans, applications, technical data, samples, inventions and biological materials and FDA regulatory information that are owned or otherwise controlled by Avicena and which Avicena reasonably determines is necessary or helpful to the use of Creatine as contemplated by this Agreement.

1.7    Licensed Products mean any skin care or cosmetics products manufactured, sold or offered by Estée Lauder which incorporate the Creatine delivered by Avicena hereunder, and the use or sale of which is covered by a claim of Patent Rights or Know-How.

1.8    Party means Avicena or Estée Lauder. “Parties” means Avicena and Estée Lauder. As used in this Agreement, references to third parties do not include a Party or its Affiliates.

1.9    Patent Rights means any United States or foreign patent or patent application owned by or licensed to Avicena or any of its Affiliates, now or at any time during the term of this Agreement, which would otherwise be infringed by Estée Lauder’s use or sale of Creatine. The pertinent patents and applications are listed in Appendix A.

ARTICLE 2

GRANT OF RIGHTS AND LICENSES

2.1    Use of Know-How. Avicena grants to Estée Lauder an exclusive right and license during the term of this Agreement to use the Know-How worldwide, to the extent required in order to make, have made, use, sell, have sold and offer to sell the Licensed Products; provided, however, that this right and license does not include any right or license to make Creatine. As soon as practical after the Effective Date, but in no event later than sixty (60) days after the Effective Date, the parties shall provide to each other as part of the consideration hereunder, all of the Know-How in their possession as of such date. During the term of this Agreement, the parties shall continue to provide each other with additional Know-How as such Know-How comes into their possession from time to time, subject to the confidentiality and non-use provisions of Article VIII herein, unless otherwise agreed upon in writing.

2.2    Use of Patents. Avicena also grants to Estée Lauder an exclusive right and license during the term of this Agreement to practice the Patent Rights worldwide in order to make, have made, use, sell, have sold and offer to sell the Licensed Products; provided, however, that this right and license does not include any right or license to make Creatine.

ARTICLE 3

SUPPLY OBLIGATIONS

3.1    Exclusivity. During the term of this Agreement, and subject to the provisions of Paragraph 3.4, Estée Lauder and its Affiliates shall not purchase Creatine from any third party for incorporation into skin care or cosmetic products the use or sale of which, in the absence of the right and license granted under this Agreement, would infringe Patent Rights or require Know-How. During the term of this Agreement, Avicena shall not sell Creatine to any third party for incorporation into skin care or cosmetic products.

3.2    Obligations. During the term of this Agreement, Avicena shall use reasonable commercial efforts to supply such quantities of Creatine to Estée Lauder as identified and specified in purchase orders delivered to Avicena from time to time by Estée Lauder.

3.3    Forecast. In order to assist Avicena in planning its production, within ninety (90) days of the execution of this Agreement by both parties, Estée Lauder will provide Avicena with a six month rolling forecast of the quantities of Creatine required by Estée Lauder, by month, for the following six months. The forecast shall be made in good faith and shall constitute Estée Lauder’s best estimates of future orders, but shall not be binding on Estée Lauder; Estée Lauder shall thereafter from time to time place firm orders with Avicena at least thirty (30) days before the desired delivery date by the transmittal to Avicena of written orders on Estée Lauder’s regular purchase order forms. Such purchase orders shall identify the types and quantities of Creatine ordered, requested delivery date(s) and any export/import information required to enable Avicena to fill such order.

3.4    Third Party Manufacture. If at any time during the term of this Agreement Avicena becomes aware of the likelihood that it will be unable to deliver the quantity of Creatine specified in any Estée Lauder purchase order on a timely basis, then Avicena shall promptly notify Estée Lauder in writing of such event and of the reasons for its inability to deliver Creatine on a timely basis. In any such event, or if Avicena shall have failed to deliver the quantity of Creatine specified in a purchase order, then Estée Lauder shall have the right to purchase from any person Creatine sufficient to satisfy its requirements, and any products containing such third party Creatine shall be considered Licensed Products under this Agreement; provided, however, that Estée Lauder agrees to resume purchasing Creatine from Avicena when it has received reasonable assurances from Avicena that it can again meet Estée Lauder’s requirements.

3.5    Packaging, Shipping and Storage. Unless Estée Lauder requests otherwise, all Creatine ordered shall be packed for shipment and storage in accordance with Avicena’s standard commercial practices. It is Estée Lauder’s obligation to notify Avicena and obtain Avicena’s consent to any special packaging requirements (which shall be at Estée Lauder’s expense).

3.6    Avicena shall manufacture and process Creatine in accordance with the specifications, technical data and other information Avicena has previously furnished Estée Lauder, which are set forth in Appendix B. Creatine delivered in accordance with such specifications shall be substantially identical, in all relevant respects, to the samples of Creatine with which Avicena has previously supplied Estée Lauder.

3.7    Discrepancy. In the event of any discrepancy between any purchase order and this Agreement, the terms of this Agreement shall govern.

ARTICLE 4

PAYMENT FOR PRODUCT

4.1    Product Price. Estée Lauder shall pay Avicena for all Creatine supplied under this Agreement at the rate of […***…].

4.2    Form of Payment. Upon making each shipment of Creatine, Avicena shall invoice Estée Lauder on its then current and dated invoice form. All payments required for an order of Creatine as described above shall be made by check in good funds, payable in U.S. dollars to the order of The Avicena Group, Inc., and shall be delivered to Avicena within thirty (30) days of the date of the invoice on each accepted shipment.

ARTICLE 5

WAREHOUSING AND DELIVERY

5.1    Deliveries. All deliveries of Creatine shall be F.O.B. at a location designated by Avicena. It shall be Estée Lauder’s responsibility to arrange and pay for all transportation, insurance and other charges incurred after Avicena’s delivery to the F.O.B. point. Avicena shall provide Estée Lauder with at least seventy-two (72) hours advance notice of the availability of a shipment of Creatine. If such delivery is not picked up by a common carrier within twenty-four (24) hours of the actual date of delivery of the shipment to the F.O.B. point, Avicena, upon notice to Estée Lauder, may deliver Creatine to Avicena’s warehouse facility for storage. Estée Lauder shall thereupon pay such delivery, storage and handling fees as are customary in the industry.

* CONFIDENTIAL TREATMENT REQUESTED BY AVICENA GROUP, INC.

5.2    Invoices; Shipping Documents. Avicena shall be responsible for preparing invoices and shipping documents for Estée Lauder in respect of Creatine supplied hereunder.

5.3    Passage of Title. Beneficial ownership of, title and risk of loss to the Creatine shall pass to Estée Lauder when such Creatine is picked up by a common carrier at the F.O.B. point or warehouse facility pursuant to Section 5.1. above, but passage of title shall not constitute acceptance of a shipment.

5.4    Inspection of Deliveries. Estée Lauder will have the right to inspect deliveries of Creatine and verify their conformity to the order. If Estée Lauder determines that the Creatine does not conform to the applicable specifications and agreements or there are other delivery errors, Estée Lauder will notify Avicena in writing of all nonconformities that existed at the time of delivery of the Creatine. Such notification shall be made as soon as reasonably possible after discovery of the nonconformity, but not later than six (6) weeks after delivery of the lot in dispute to Estée Lauder. Such notice shall specify the reasons for rejection. If Estée Lauder does not reject a delivery of the Creatine within six (6) weeks after delivery, Estée Lauder will be deemed to have accepted the shipment. After notice of rejection is received by Avicena, EL shall cooperate in good faith with Avicena in determining whether rejection is necessary or justified.

ARTICLE 6

LIMITED WARRANTY

6.1    Warranty. Avicena warrants that the Creatine it supplies pursuant to this Agreement will substantially meet the specifications of the certificate of analysis that will be included with each shipped order and which shall be substantially in compliance with the specifications provided in Appendix B. Any Creatine delivered to Estée Lauder by Avicena that does not conform to the specifications and are rejected after delivery as set forth in Section 5, or that are otherwise not in compliance with the warranty made in this Section 6.1, will be replaced, or Estée Lauder’s account may be credited, at Estée Lauder’s election.

6.2    Additional Warranty. Avicena further represents and warrants that (i) it has on the date hereof, and shall retain at all times during the term of this Agreement, the full right and authority to grant the rights to Estée Lauder set forth herein; (ii) its production and sale of Creatine to Estée Lauder and Estée Lauder’s purchase and distribution of Licensed Products, as provided herein, does not, to the best of Avicena’s knowledge, as of the date this Agreement is effective, and will not during the term of this Agreement, infringe upon any third party patent, or violate any valid rights of any person or any applicable law, rule or regulation; (iii) it has not granted to any person any rights which are inconsistent with the rights granted to Estée Lauder under this Agreement, including, but not limited to, a right or license to manufacture, use, promote, sell, offer for sale or distribute any skin care or cosmetics product containing Creatine, or utilize any proprietary rights in skin care and cosmetic products containing Creatine; and (iv) there is no investigation by any governmental body of which it is aware, or any action, suit, proceeding or claim pending against it, or, to its knowledge, threatened against it with the transactions contemplated by this Agreement or Licensed Products.

6.3    Authorization. Avicena and Estée Lauder each represents and warrants that the individuals executing this Agreement on its behalf have been duly authorized to do so and that all necessary actions, authorizations, resolutions and approvals have been secured prior to the execution and delivery of this Agreement.

6.4    Disclaimer. EXCEPT AS STATED ABOVE, AVICENA DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE CREATINE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.5    Limitation on Liability. WITH RESPECT TO THIRD PARTY CLAIMS FOR PERSONAL INJURY OR DEATH RESULTING FROM NON-CONFORMING CREATINE, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY DAMAGES RESULTING FROM LOSS OF PROFITS, OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THE USE, MANUFACTURE OR SALE OF THE LICENSED PRODUCTS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. AVICENA DISCLAIMS ALL LIABILITY FOR ANY FAILURE OF CREATINE SHIPPED UNDER THIS AGREEMENT TO HAVE ANY SPECIFIC EFFICACY, OR PRODUCE ANY SPECIFIC RESULTS, AS PART OF THE LICENSED PRODUCTS. THE FOREGOING SENTENCES SHALL NOT BE CONSTRUED TO LIMIT THE RESPONSIBILITY OF AVICENA WITH RESPECT TO THE QUALITY OR COMPLIANCE WITH THE SPECIFICATIONS OF CREATINE PROVIDED UNDER THIS AGREEMENT OR TO RELIEVE EITHER PARTY OF ANY OF ITS OBLIGATIONS UNDER SECTION 6.6 HEREIN.

6.6    Indemnification. Each party shall indemnify and hold the other harmless against any and all liability, loss, damage, cost or expense, including reasonable attorneys’ fees, paid or incurred by the other party by reason of or arising out of (i) the other party’s negligent or willful misconduct in its performance under this agreement, or (ii) any breach by the other of the covenants, warranties, or representations binding upon or made by that party under this Agreement or any litigation, investigation, claim or proceeding in any way related to this Agreement.

ARTICLE 7

CONFIDENTIALITY

7.1    Confidentiality. Each Party acknowledges and agrees that in the course of its performance of this Agreement, Confidential Information may be disclosed or made available to the other Party. Accordingly, during the term of this Agreement, and for five (5) years from the date of disclosure (whichever is longer), each Party hereby represents and agrees to the following:

a. the Party disclosing Confidential Information hereunder (the “Disclosing Party”) has a proprietary interest in such Confidential Information. All disclosures of Confidential Information to the other Party (the “Receiving Party”), its agents and employees shall be held in strict confidence by such Receiving Party, which shall disclose such Confidential Information only to those of its agents and employees to whom it is necessary in order to properly carry out their duties as limited by the terms and conditions hereof. The Receiving Party shall not use such Confidential Information except for the purposes of exercising its rights and carrying out its duties hereunder.

b. this Section 7.1 shall also apply to any consultants or subcontractors that the Receiving Party may engage in connection with this Agreement.

c. each Party shall take necessary steps to ensure that its employees respect the terms of this Article VII.

7.2    Exceptions. Notwithstanding anything contained in this Agreement to the contrary, neither Party shall be liable for a disclosure of the Disclosing Party’s Confidential Information if the information so disclosed:

a. was in the public domain at the time it was disclosed by the Disclosing Party to the Receiving Party or subsequently enters the public domain without the Receiving Party violating its obligations under Section 7.1;

b. was known to or contained in the records of the Receiving Party at the time of disclosure by the Disclosing Party to the Receiving Party and can be so demonstrated;

c. becomes known to the Receiving Party from a source other than the Disclosing Party without such source breaching its confidentiality obligations to the Disclosing Party;

d. was required to be disclosed under court order or as otherwise required by law, provided that the Receiving Party has given the Disclosing Party prior written notice of such required disclosure and has assisted the Disclosing Party in its reasonable efforts to prevent or limit such disclosure; or

e. was independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information of the Disclosing Party.

7.3    Misappropriation. If either Party discovers a misappropriation of the other Party’s Confidential Information by a third party, it shall give the other Party prompt notice thereof and shall take no other action against the alleged misappropriator without the prior written consent of the other Party. The discovering Party agrees to cooperate with the other Party, at no out-of-pocket expense to the discovering Party, in connection with any action reasonably taken by the other Party to pursue such misappropriator. Any recovery of damages or attorneys’ fees in such actions, or amounts received in settlement thereof, shall accrue to the Party that owns the Confidential Information, net of any costs and expenses incurred by the discovering Party in obtaining such recovery.

7.4    Agreement terms. Each party agrees not to disclose to third parties the terms of this or any other agreement, business relationship, or negotiations with the other party, nor use the name of the other party in any advertising, promotion or publicity, without the prior written consent of the other party, which consent may be withheld by a party in its sole discretion. This shall not preclude either party from communicating with its directors, officers or other representatives who, in the course of their responsibilities for that party, need to know information referred to in this paragraph 7.4, and are advised of, and agree to the provisions of this paragraph 7.4.

ARTICLE 8

TERM AND TERMINATION

8.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years after the first significant commercial order of Creatine, unless sooner terminated; provided, however, that under no circumstances may Estée Lauder delay its first order for Creatine from Avicena – and thus delay the Effective Date – by more than eight (8) months from the date of this Agreement first mentioned above. At the end of the two year term of this Agreement, the license shall be automatically extended as a non-exclusive license, on terms to be determined between the parties within 60 (sixty) days prior to the expiration of the exclusive term, with the proviso that Estée Lauder shall be granted a “most favored licensee” status with respect to the non-exclusive license.

8.2    In the event that Estée Lauder has not placed its first order for Creatine with Avicena within eight (8) months of the date of this Agreement first mentioned above, and thereby delays the Effective Date by such period, then this Agreement shall automatically terminate and be of no force or effect.

8.3    Breach. In the event of breach of any material provision of this Agreement, the breaching Party shall have thirty (30) days after written notice thereof by the non-breaching Party within which to cure such breach. In the event such breach has not been cured within such period of time, the non-breaching Party may on notice to the breaching Party terminate this Agreement, effective immediately.

8.4    Other termination. Estée Lauder may terminate this agreement upon ninety (90) days written notice to Avicena. Either party may, without prior notice, terminate this Agreement if the other party ceases doing business as a going concern, makes an assignment for the benefit of creditors, shall not be paying its debts in the ordinary course, shall have become insolvent, or shall, voluntarily or involuntarily, become party to insolvency proceedings. Nothing in paragraphs 9.3 or 9.4 shall be deemed to limit or otherwise affect in any manner any rights or remedies to which either party shall be entitled, by law or otherwise.

8.5    Survival. Articles VI, VII, VIII, and IX hereof shall survive termination or expiration of this Agreement.

8.6    Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason:

a. each Party shall promptly terminate all use of any Confidential Information of the other Party;

b. each Party shall, at the request of the other, either promptly return to the other Party or destroy all of the other Party’s Confidential Information in any form whatsoever which it may have in its possession, custody or control (whether direct or indirect); and

c. Estée Lauder shall not be released from its obligation to pay any sums then owing to Avicena and neither Party shall be released from the obligation to perform any other duty or to discharge any other liability that has been incurred prior to the expiration or termination of this Agreement. Subject to the foregoing, neither Party shall by reason of the termination of this Agreement be liable to the other for compensation or damages on account of the loss of profits or sales, or expenditures, investments or commitments in connection therewith.

ARTICLE 9

MISCELLANEOUS

9.1    Assignment. No Party shall assign any or all of its rights or obligations hereunder to any third party without first obtaining the written consent thereto of the other Party, which consent shall not be unreasonably withheld or delayed, except that in the event of an assignment to an Affiliate of the assigning Party or to the acquiror of all or substantially all of the capital stock or assets of the assigning Party related to this Agreement, through purchase, merger, consolidation or otherwise, no such consent shall be required, if the assignee agrees to be bound by the terms hereof within five (5) days after such assignment. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Avicena, Estée Lauder and their respective successors and permitted assigns. Any reference to Avicena and Estée Lauder hereunder shall be deemed to include the successors thereto and permitted assigns thereof.

9.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be fully performed therein, without regard to principles of conflicts of law.

9.3    Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by Avicena or Estée Lauder therefrom, shall be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Avicena and Estée Lauder, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreements, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Avicena and Estée Lauder.

9.4    Relationship of the Parties. Nothing herein contained shall be deemed to create a joint venture, agency, partnership or employer-employee relationship between the Parties hereto. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

9.5    Notices. All notices, requests and other communications to Avicena or Estée Lauder hereunder shall be in writing (including telecopy or electronic transmissions) and shall be personally delivered or sent by telecopy or other electronic transmission during normal business hours or by certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such other address as may be specified in writing to the other Party hereto):

If to Avicena:

The Avicena Group, Inc.

One Cambridge Center, Fifth Floor

Cambridge, MA 02142

Attention: Dr. Belinda Tsao

If to Estée Lauder:

Estée Lauder Companies Inc.

Research Park

125 Pinelawn Road

Melville, NY 11747

Attention: Dr. Daniel Maes

Any notice or communication given in conformity with this Section 10.5 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or other electronic transmission, and three (3) days after mailing, if mailed.

9.6    Each Party shall indemnify and hold the other harmless against any and all liability, loss, damage, cost or expense, including reasonable attorneys’ fees, paid or incurred by the other party by reason of or arising out of any breach by the other of the covenants, warranties, or representations binding upon or made by that party under this Agreement, or any litigation, investigation, claim or proceeding in any way related to this Agreement.

9.7    Avicena and Estée Lauder agree not to issue any press release or other public statement disclosing the existence of or relating to this Agreement, or to use the name of the other Party in any manner whatsoever, without prior written consent of the other Party; provided, however, that neither Avicena nor Estée Lauder shall be prevented from complying with any duty of disclosure it may have pursuant to law (including SEC regulations) subject to notifying the other Party in writing and giving such other party reasonable time to comment on proposed disclosure prior to its issuance.

9.8    Complete Agreement. This Agreement constitutes the entire agreement of Avicena and Estée Lauder with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Avicena and Estée Lauder with respect to such subject matter.

9.9    Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a)

all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Avicena and Estée Lauder hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

9.10    Failure; Delay. No failure on the part of Avicena or Estée Lauder to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

9.11    Activities. Each of Avicena and Estée Lauder covenants and agrees that all of its activities under or pursuant to this Agreement shall comply in all material respects with all applicable laws, rules and regulations.

9.12    Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration interpreting, this Agreement.

9.13    Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as an instrument under seal by their duly authorized officers.

THE AVICENA GROUP, INC.		ESTÉE LADDER, INC.

By:	/S/ NORMAN JANGAARD	By:	/S/ HARVEY GEDEON
	Name: Dr. Norman Jangaard		Name: Harvey Gedeon
	Title: Chief Executive Officer		Title: Senior Vice President, Research and Development

Appendix A

Pertinent Patents and Applications.

(12) United States Patent	(10) Patent No.:	US 6,242, 491 B1
Kaddurah- Daouk	(45) Date of Patent:	Jun. 5, 2001

(54)	USE OF CREATINE OR CREATINE COMPOUNDS FOR SKIN PRESERVATION

(76)	Inventor:	Rima Kaddurah-Daouk, 4 Ross Rd., Belmont, MA (US) 02178

(*)	Notice:	Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 0 days.

(21)	Appl.No.:	09/344, 427

(22)	Filed:	Jun. 25, 1999

(51)	Int. Cl.[7]	A61K31/195

(52)	U.S. Cl.	514/565

(58)	Field of Search	514/565

(56)		References Cited

U.S. PATENT DOCUMENT

3,989,816		11/1976	Rajadhyaksha	424/60
4,017,641		4/1977	DiGiulio	424/365
4,130,667		12/1978	Smith	424/361
4,254,105		3/1981	Fukuda	424/170
4,537,776		8/1985	Cooper	514/424
4,552,872		11/1985	Cooper et aI.	514/175
4,557,934		12/1985	Cooper	424/128
4,599,379		7/1986	Flesher et aI.	524/801
4,628,078		12/1986	Glover et aI.	526/303.1
4,663,157		5/1987	Brock	424/59
4,772,591		9/1988	Meisner	514/62
4,847,069		7/1989	Bissett et al	424/47
4,847,071		7/1989	Bissett et al.	424/59
4,891,227		1/1990	Thaman et al.	424/443
4,891,228		1/1990	Thaman et aI.	424/443
4,912,248		3/1990	Mueller	560/56
4,960,764		10/1990	Figueroa, Jr. et al.	514/63
5,091,404		2/1992	Elgebaly	514/401
5,321,030	*	6/1994	Kaddurah-Daouk et al.	514/275
5,324,731		6/1994	Kaddurah- Daouk et al.	514/275
5,674,703		10/1997	Woo et al.	435/69.1
5,676,978		10/1997	Teicher et al.	424/649
5,883,128		3/1999	Yu et al.	514/557
5,886,041		3/1999	Yu et al.	514/557

FOREIGN PATENT DOCUMENTS

043738		7/1981	(EP) .
WO 90/09192		8/1990	(WO).
WO 92/08456		5/1992	(WO).
WO 94/16687		8/1994	(WO).
WO 96/14063		5/1996	(WO).

OTHER PUBLICATIONS

Sohal, R.S. et al. “Oxidative Stress and Aging in the Mongolian Gerbil (Meriones Unguiculatus)” Mech. Ageing Dev.

81(1):15-25 (1995).

Sohal, R.S. and Weindruch, R. “Oxidative Stress, Caloric Restriction, and Aging” Science 273(5271):59-63 (Jul. 5 1996).

Stadtman, E.R. “Protein Oxidation and Aging” Science 257 (5074):1220-1224 (Aug. 28, 1992).

Walliman, T. et al. “Intracellular Comparmentation, Structure and Function of Creatine Kinase lsoenzymes in Tissues with High and Fluctuating Energy Demands: the ‘Phosphocreatine Circuit’ for Cellular Energy Homeostasis” Biochem. J. 281:21-40 (1992).

Weindruch, R. “Interventions Based on the Possibility That Oxidative Stress Contributes to Sarcopenia” J. Gerantol.,

Series A 50A:157-161 (1995).

Wyss, M. and Walliman, T. “I-4 Creatine Metabolism and the Consequences of Creatine Depletion in Muscle” Mol. Cell Biochem. 133/134:51-66 (1994).

Ames, B.N. et al. “Oxidants, Antioxidant, and the Degenerative Diseases of Aging” PNAS U.S.A. 90(17):7915-7922 (Sep 1993).

Bessman, S.P. “The Creatine-Creatine Phosphate Energy Shuttle” Ann. Rev. Biochem. 54:831-862 (1985).

Cutler, AJ. et al. “Properties of a Microsomal Enzyme System from Linum usitatissimum (Linen Flax) Which Oxidizes Valine to Acetone Cyanohydrin and Isoleucine to 2-Metbylbutanone Cyanohydrin” Archives of Biochemistry 238(1):272-279 (1985).

Davies, J.M.S. et al. “Transient Adaption of Oxidative Stress in Yeast” Arch. Biochem. Biophys. 317(1):1-6 (Feb. 20 1995).

Harman, D. “Free Radicals in Aging” Mol. Cell Biochem. 84(2):155-161 (1988).

O’Gorman, E. et al. “The Role of Creatine Kinase in Inhibition of Mitochondrial Permeability Transition” FEBS Letters 414(2):253-257 (1997).

*	cited by examiner

Primary Examiner—William R. A. Jarvis

Assistant Examiner—Vickie Kim

(74) Attorney, Agent, or Firm—Lahive & Cockfield, LLP;

Elizabeth A. Hanley, Esq.

(57)	ABSTRACT

The present invention relates to the use of creatine compounds such as, for example, creatine, creatine phosphate or analogs of creatine, such as creatine-pyruvate, creatine-ascorbate, cyclocreatine, 3 guanidinopropionic acid, guanidinoacetate, homocyclocreatine, guanidino benzoates as energy generating systems and antioxidants for preservation of skin against adverse aging effects and damage secondary to insults such as harmful sun radiations, stress and fatigue. The creatine compounds which can be used in the present method include (1) creatine, creatine phosphate and analogs of these compounds which can act as substrates or substrate analogs for creatine kinase; (2) molecules that mimic the biological activity of creatine (3) molecules that modulate the creatine kinase system.

32 Claims, 3 Drawing Sheets

U.S. Patent	Jun. 5, 2001	Sheet 1 of 3	US 6,242,491 B1

FIG. 1

FIG. 2

FIG. 3

U.S. Patent	Jun. 5, 2001	Sheet 3 of 3	US 6,242,491 B1

FIG. 4

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USE OF CREATINE OR CREATINE COMPOUNDS FOR SKIN PRESERVATION

RELATED APPLICATIONS

Creatine and creatine compounds are discussed in related applications including U.S. patent application Ser. No. 08/853,174, filed on May 7, 1997; U.S. patent application Ser. No. 08/914,887, filed on Aug. 19, 1997; U.S. patent application Ser. No. 08/736,967, filed on Oct. 25,1996; and U.S. patent application Ser. No. 09/285,395, filed on Apr. 2, 1999. The entire contents of each of these applications including all references cited therein, and hereby expressly incorporated herein by reference.

BACKGROUND OF THE INVENTION

The creatine kinase/creatine phosphate energy system is only one component of an elaborate energy-generating system found in tissue with high and fluctuating energy requirements. The components of the creatine energy system include the enzyme creatine kinase, the substrates creatine and creatine phosphate, and the transporter of creatine. The reaction catalyzed by creatine kinase is: MgADP+PCr-+H+ MgATP-+Cr. Some of the functions associated with this system include efficient regeneration of energy in cells with fluctuating and high energy demands, energy transport to different parts of the cell, phosphoryl transfer activity, ion transport regulation, and involvement in signal transduction pathways.

Creatine is a compound which is naturally occurring and is found in mammalian brain and other excitable tissues, such as skeletal muscle, retina and heart. Its phosphorylated form, creatine phosphate, also is found in the same organs and is the product of the creatine kinase reaction utilizing creatine as a substrate. Creatine phosphate is one of the highest energy generating compounds in the cell and creatine is an excellent stimulant of oxidative phosphorylation and high energy production. Creatine has been extensively used by body builders as a means of stimulating energy production in the skeletal muscle. Creatine and creatine phosphate can be synthesized relatively easily and are believed to be non-toxic to mammals. Creatine, creatine phosphate and the enzymes that utilize them as substrates, i.e. the creatine kinases represent an efficient system for the rapid regeneration of energy. Kaddurah-Daouk et al. (WO 92/08456 published May 29, 1992 and WO 90/09192, published Aug. 23,1990; U.S. Pat. No. 5,321,030; and U.S. Pat. No. 5,324,731) describe methods of inhibiting the growth, transformation and/or metastasis of mammalian cells using related compounds. Examples of compounds described by Kaddurah-Daouk et al. include cyclocreatine, b-guandidino propionic acid, homocyclocreatine, 1-carboxymethyl-2-iminohexahydropyrimidine, guanidino acetate and carbocreatine. These same inventors have also demonstrated the efficacy of such compounds for combating viral infections (U.S. Pat. No. 5,321,030). Elebaly in U.S. ________________________ linked senescence or death to the injurious effects of free radicals arising from the one-electron reduction of oxygen during metabolism. There has been an inverse relationship between auto-oxidation rate in different animal species and lie expectancy in the same species (Cutler 1985; Sohal 1995). Mitochondria are the major source of oxygen radicals through the respiratory chain and are also deeply affected by reactive oxygen species (ROS), resulting in serious risks to their function. Mitochondrial dysfunction could result in defects in electron transport, oxidative phosphorylation and energy production resulting in cell damage and ultimately cell death.

SUMMARY OF THE INVENTION

The present invention relates to methods for protecting skin tissue against age related damage or insults such as harmful UV radiation, stress and fatigue by preserving energy pools and protecting against free radical production and oxidative stress. This is achieved by administering an amount of a creatine compound or compounds which modulate one or more of the structural or functional components of the creatine kinase/phosphocreatine system sufficient to prevent, reduce or ameliorate skin damage or skin aging. Compounds which are effective for this purpose include the natural compound creatine in its different hydration or salt forms and analogs of creatine. The compounds can be mixed in with creams, oils, emulsions and the like to be spread readily on skin surfaces. Alternatively, the compounds also can be packaged in a supplement form.

The present invention also provides compositions containing creatine compounds in combination with a pharmaceutically or cosmetically acceptable carrier, and effective amounts of other agents which act on tissue preservation such as antioxidants (e.g., CoQ10), vitamins such as C, B5, B6, B9, E, energy enhancing agents (for example ATP, pyruvate, nicotinamide) and skin softeners to slow the process of aging.

Packaged formulations for preventing or slowing the process of aging also are the subject of the present invention. The packaged formulations include a container holding the creatine compound, in combination with a pharmaceutically or cosmetically acceptable carrier, along with instructions for administering the same for the purpose of preventing, ameliorating, arresting or eliminating the process of skin aging or skin damage.

BRIEF DESCRIPTION OF DRAWINGS

FIG. 1 depicts the effects of 1% creatine supplementation on 3-nitrotyrosine/tyrosine concentration in FALS mice. Animals were placed on 1% creatine at age 70 days and levels of 3-nitrotyrosine/tyrosine concentrations were determined at age 120 days. White column represents wild type mice, black G93A transgenic mice fed a normal diet and the dark gray column represents G93A transgenic mice fed a 1% creatine diet. *p is less than 0.05 compared with littermate

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____ * p less than 0.05, compared with basal levels; #p less than 0.05 compared with mice treated with 3-NP and fed a control diet.

FIG. 3 depicts the production of 2,3 and 2,5 DHBA and 3 nitrotyrosine after intrastriatal injection of malonate in control animals fed with creatine and those fed with cyclocreatine. **p is less than 0.01 compared with uninjected side; #p is less than 0.05 compared with DHBA elevation in controls. Eight animals were used in each group.

FIG. 4 depicts 3-Nitrotyrosine levels after systemic administration of the mitochondrial toxin 3-NP to controls and creatine-fed animals. **p is less than 0.01 compared with saline controls. ##p is less than 0.01 compared with 3-NP injected animals on a normal diet. Ten animals were used in each group.

DETAILED DESCRIPTION OF THE INVENTION

The methods of the present invention generally comprise administering to a subject an amount of a creatine compound or compounds. It is thought that the creatine compounds modulate one or more of the structural or functional components of the creatine kinase/phosphocreatine system sufficient to prevent, reduce or ameliorate symptoms of aging and damage to the skin. Components of the system which can be modulated include the enzyme creatine kinase, the substrates creatine and creatine phosphate, and the transporter of creatine. The term “modulate,” “modulation” or “modulating” includes any increase or decrease in the activity of any component of the creatine kinase/phosphocreatine system.

In one embodiment, the invention pertains to a method for treating a subject (e.g., a mammal, preferably, a human) for skin disorders by administering to the subject an effective amount of a creatine compound such that the skin damage is treated.

The term “mammal” includes any animal which may be treated by the compositions of the invention. Examples of mammals include dogs, cats, horses, pigs, cows, rodents, horses, bears, monkeys, gorillas, chimpanzees, and, preferably, humans.

Creatine compounds are predicted to preserve tissue by boosting up energy reserves in the skin and also by arresting mechanisms involved in oxidative damage and cell death. Compounds which are particularly effective for this purpose include creatine, creatine phosphate, and analogs thereof which are described in detail below. The term “creatine compounds” includes creatine, creatine phosphate, and compounds which are structurally similar to creatine or creatine phosphate, and analogs of creatine and creatine phosphate. The term “creatine compounds” also includes compounds which “mimics” the activity of creatine, creatine phosphate or creatine analogs. The term “mimics” is intended to include compounds which may not be structurally similar to creatine but mimic the therapeutic activity of creatine, creatine phosphate or structurally similar compounds. Also the term creatine compound includes “modulators of the creatine kinase system,” for example, compounds which modulate the activity of the enzyme, or the activity of the transporter of creatine or the ability of other proteins or enzymes or lipids to interact with the system.

The term “treatment” includes the diminishment or alleviation of at least one symptom associated or caused by the disorder being treated. For example, treatment can be diminishment of several symptoms of a disorder or complete eradication of a disorder.

The language “treating for skin disorders” includes both prevention of disorders, amelioration and/or arrest of the disorder process. Examples of skin disorders include, but are not limited to aging and damage resulting from sun radiation, stress, fatigue and/or free radicals. Although not wishing to be bound by theory, the creatine compounds described herein are thought to have both curative and prophylactic effects on development of damage and aging of the skin and other tissue. The language also includes any amerlioration or arrest of any symptoms associated with the disorder process (e.g., wrinkles). For example, treating wrinkles may include preventing, retarding, arresting, or reversing the process of wrinkle formation in skin, e.g., mammalian skin, preferably, human skin.

In a further embodiment, the method includes coadministration of the creatine compound with a pharmaceutically acceptable carrier. Preferably, the pharmaceutically acceptable carrier is suitable for topical administration.

The term “topical administration” includes methods of delivery such as laying on or spreading on the skin. It involves any form of administration which involves the skin. Examples of compositions suitable for topical administration, include but are not limited to, ointments, lotions, creams, cosmetic formulations, and skin cleansing formulations. Additional examples include aerosols, solids (such as bar soaps) and gels.

The term “pharmaceutically acceptable” includes drugs, medicaments or inert ingredients which are suitable for use in contact with the tissues of humans and lower animals without undue toxicity, incompatibility, instability, irritation, allergic response, and the like, commensurate with a reasonable benefit/risk ratio. The term also encompasses cosmetically acceptable ingredients.

The language “therapeutically or cosmetically effective amount” is intended to include the amount of the creatine compound sufficient to prevent onset of aging or damage to the skin or significantly reduce progression of damage in the subject being treated. A therapeutically or cosmetically effective amount can be determined on an individual basis and will be based, at least in part, on consideration of the severity of the symptoms to be treated and the activity of the specific analog selected if an analog is being used. Further, the effective amounts of the creatine compound may vary according to the age of the subject being treated. Thus, a therapeutically or cosmetically effective amount of the creatine compound can be determined by one of ordinary skill in the art employing such factors as described above using no more than routine experimentation in health care management.

The phrase “pharmaceutically acceptable carrier” as used herein means a pharmaceutically acceptable material, composition or vehicle, such as a liquid or solid filler, diluent, excipient, solvent or encapsulating material, involved in carrying or transporting a compound(s) of the present invention within or to the subject such that it can performs its intended function. Typically, such compounds are carried or transported from one organ, or portion of the body, to another organ, or portion of the body. Each carrier must be “acceptable” in the sense of being compatible with the other ingredients of the formulation and not injurious to the patient. Some examples of materials which can serve as pharmaceutically acceptable carriers include: sugars, such as lactose, glucose and sucrose; starches, such as corn starch and potato starch; cellulose, and its derivatives, such as sodium carboxymethyl cellulose, ethyl cellulose and cellulose acetate; powdered tragacanth; malt; gelatin; talc;

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excipients, such as cocoa butter and suppository waxes; oils, such as peanut oil, cottonseed oil, safflower oil, sesame oil, olive oil, corn oil and soybean oil; glycols, such as propylene glycol; polyols, such as glycerin, sorbitol, mannitol and polyethylene glycol; esters, such as ethyl oleate and ethyl laurate; agar; buffering agents, such as magnesium hydroxide and aluminum hydroxide; alginic acid; fruit acids, pyrogen-free water; isotonic saline; Ringer’s solution; ethyl alcohol; phosphate buffer solutions; and other non-toxic compatible substances employed in pharmaceutical formulations.

The topical pharmaceutical compositions of the present invention may be made into a wide variety of product types. These include, but are not limited to solutions, lotions, creams, beach products, gels, sticks, sprays, pads, ointments, pastes, mousses and cosmetics. These product types may comprise several types of carrier systems including, but not limited to solutions, emulsions, gels and solids.

The topical pharmaceutical compositions of the present invention formulated as solutions typically include a pharmaceutically-acceptable aqueous or organic solvent. The terms “pharmaceutically-acceptable aqueous solvent” and “pharmaceutically-acceptable organic solvent” refer to a solvent which is capable of having dispersed or dissolved therein the active compound, and possesses acceptable safety properties (e.g., irritation and sensitization characteristics). Water is a typical aqueous solvent. Examples of suitable organic solvents include: propylene glycol, butylene glycol, polyethylene glycol (200-600), polypropylene glycol (425-2025), glycerol, 1,2,4-butanetriol, sorbitol esters, 1,2,-6-hexanetriol, ethanol, isopropanol, butanediol, and mixtures thereof. Preferably, these solutions contain from about 0.01% to about 50% of the active compound, more preferably from about 0.1% to about 20%; and from about 1% to about 80% of an acceptable aqueous or organic solvent, more preferably from about 1% to about 40%.

If the topical pharmaceutical compositions of the present invention are formulated as an aerosol and applied to the skin as a spray-on, a propellant is added to a solution composition. A more complete disclosure of propellants useful herein can be found in Sagarin, Cosmetics Science and Technology, 2nd Edition, Vol. 2, pp. 443–465 (1972).

Topical pharmaceutical compositions of the present invention may be formulated as a solution comprising an emollient. An example of a composition formulated in this way would be a sunscreen-containing product. Preferably, such compositions contain from about 0.1% to about 50% of the active compound and from about 2% to about 50% of a topical pharmaceutically-acceptable emollient.

As used herein, “emollients” refer to materials used for the prevention or relief of dryness, as well as for the protection of the skin. A wide variety of suitable emollients are known and may be used herein. Sagarin, Cosmetics Science and Technology, 2nd Edition, Vol. 1, pp. 32-43 (1972), incorporated herein by reference, contains numerous examples of suitable materials.

A lotion can be made from a solution carrier system. Lotions preferably comprise from about 0.1% to about 20%, more preferably from about 1% to about 5%, of the active compound; from about 1% to about 20%, preferably from about 5% to about 10%, of an emollient; and from about 50% to about 90%, preferably from about 60% to about 80%, water.

Another type of product that may be formulated from a solution carrier system is a cream. A cream of the present invention would preferably comprise from about 0.1% to about 20%, more preferably from about 1% to about 5%, of the active compound; from about 5% to about 50%, preferably from about 10% to about 20%, of an emollient, and from about 45% to about 85%, preferably from about 50% to about 75%, water.

Yet another type of product that may be formulated from a solution carrier system is an ointment. An ointment may comprise a simple base of animal or vegetable oils or semi-solid hydrocarbons (oleaginous). Ointments may also comprise absorption ointment bases which absorb water to form emulsions. Ointment carriers may also be water soluble. An ointment may also comprise from about 2% to about 10% of an emollient plus from about 0.1% to about 2% of a thickening agent. A more complete disclosure of thickening agents useful herein can be found in Segarin, Cosmetics, Science and Technology, 2nd Edition, Vol.1, pp. 72-73 (1972).

If the carrier is formulated as an emulsion, from about 1% to about 10%, preferably from about 2% to about 5%, of the carrier system comprises an emulsifier. Emulsifiers may be nonionic, anionic or cationic. Suitable emulsifiers are disclosed in, for example, U.S. Pat. No. 3,755,560, issued Aug. 28, 1973, Dickert et al; U.S. Pat. No. 4,421,769, issued Dec. 20, 1983, Dixon et al.; and McCutcheon’s Detergents and Emulsifiers, North American Edition, pages 317–324 (1986); the disclosures of which are incorporated herein by reference. Preferred emulsifiers are anionic or nonionic, although the other types may also be used.

Lotions and creams can be formulated as emulsions as well as solutions. Preferably such lotions comprise from about 0.1% to about 20%, more preferably from about 1% to about 5% , of the active compound; from about 1% to about 20%, preferably from about 5% to about 10%, of an emollient; from about 25% to about 75%, preferably from about 45% to about 95%, water; and from about 0.1% to about 10%, preferably from about 0.5% to about 5%, of an emulsifier. Such creams would preferably comprise from about 0.1% to about 20%, more preferably from about 1% to about 5% , of the active compound; from about 1% to about 20%, preferably from about 5% to about 10%, of an emollient; from about 20% to about 80%, preferably from about 30% to about 70%, water; and from about 1% to about 10%, preferably from about 2% to about 5%, of an emulsifier.

Single emulsion skin care preparations, such as lotions and creams, of the oil-in-water type and water-in-oil type are well-known in the cosmetic art and are useful in the present invention. Multiphase emulsion compositions, such as the water-in-oil-in-water type, as disclosed in U.S. Pat. No. 4,254,105, Fakuda et al., issued Mar. 3, 1981, incorporated herein by reference, are also useful in the present invention. In general, such single or multiphase emulsions contain water, emollients and emulsifiers as essential ingredients.

Triple emulsion carrier systems comprising an oil-in-water-in-silicone fluid emulsion composition as disclosed in U.S. Pat. No. 4,960,764, Figueroa, issued Oct. 2, 1990, are also useful in the present invention. Preferably, this triple emulsion carrier system can be combined with from about 0.1% to about 20%, more preferably from about 1% to about 5% of the active compound to yield the topical pharmaceutical composition of the present invention.

Another emulsion carrier system useful in the topical pharmaceutical compositions of the present invention is a micro-emulsion carrier system. Such a system comprises from about 9% to about 15% squalane; from about 25% to

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about 40% silicone oil; from about 8% to about 20% of a fatty alcohol; from about 15% to about 30% of polyoxyethylene sorbitan mono-fatty acid (commercially available under the trade name Tweens) or other nonionics; and from about 7% to about 20% water. This carrier system is preferably combined with from about 1% to about 5% of the active compound.

If the topical pharmaceutical compositions of the present invention are formulated as a gel or a cosmetic stick, a suitable amount of a thickening agent, as disclosed supra, is added to a cream or lotion formulation.

The topical pharmaceutical compositions of the present invention may also be formulated as makeup products such as foundations.

The topical pharmaceutical compositions of the present invention may also be formulated as medicated pads. Suitable examples of these pads are fully disclosed in U.S. Pat. Nos. 4,891,227 and 4,891,228, to Thaman et al., both issued Jan. 2, 1990 the disclosures of which are incorporated herein.

The topical pharmaceutical compositions of the present invention may contain, in addition to the aforementioned components, a wide variety of additional oil-soluble materials and/or water-soluble material conventionally used in topical compositions, at their art-established levels.

Various water-soluble materials may also be present in the compositions of this invention. These include humectants, proteins and polypeptides, preservatives and an alkaline agent. In addition, the topical compositions herein can contain conventional cosmetic adjuvants, such as dyes opacifiers (e.g., titanium dioxide), pigments and perfumes.

The topical pharmaceutical compositions of the present invention may also include a safe and effective amount of a penetration enhancing agent. A preferred amount of penentration enhancing agent is from about 1% to about 5% of the composition. Another useful penetration enhancer for the present invention is the non-ionic polymer under the CTFA designation: polyacrylamide and isoparrafin and laureth-7, available as Sepigel from Seppic Corporation. Also useful is polyquaternium-32 and mineral oil known as SalCare SC92 available from Allied Colloids, Suffolk, Va. This is a class of cationic polymers which are generally described in U.S. Pat. No. 4,628,078 to Glover et al. issued Dec. 9, 1986 and U.S. Pat. No. 4,599,379 to Flesher et al. issued Jul. 8, 1986 both of which are incorporated by reference herein.

Examples of useful penetration enhancers, among others are disclosed in U.S. Pat. Nos. 4,537,776, Cooper, issued Aug. 27, 1985; 4,552,872, Cooper et al., issued Nov. 12, 1985; 4,557,934, Cooper, issued Dec. 10, 1985; 4,130,667 , Smith, issued Dec. 19, 1978; 3,989,816, Rhaadhyaksha issued Nov. 2, 1976; 4,017,641, DiGiulio, issued Apr. 12, 1977; and European Patent Application 0043738, Cooper et al., published Jan. 13, 1982.

Other conventional skin care product additives may also be included in the compositions of the present invention. For example, collagen, hyaluronic acid, elastin, hydrolysates, primrose oil, jojoba oil, epidermal growth factor, soybean saponins, mucopolysaccharides, and mixtures thereof may be used.

Various vitamins may also be included in the compositions of the present invention. For example, Vitamin A, ascorbic acid, Vitamin B, biotin, panthothenic acid, Vitamin D, Vitamin E and mixtures thereof and derivatives thereof are contemplated.

Also contemplated are skin cleaning compositions comprising both active compounds of the present invention and a cosmetically-acceptable surfactant. The term “cosmetically-acceptable surfactant” refers to a surfactant which is not only an effective skin cleanser, but also can be used without undue toxicity, irritation, allergic response, and the like. Furthermore, the surfactant must be capable of being commingled with the active compound in a manner such that there is no interaction which would substantially reduce the efficacy of the composition for regulating skin damage, e.g., wrinkles.

The skin cleaning compositions of the present invention preferably contain from about 0.1% to about 20%, preferably from about 1% to about 5%, of the creatine compound (e.g., creatine, cyclocreatine or another creatine compound) and from about 1% to about 90%, more preferably from about 1% to about 10%, of a cosmetically-acceptable surfactant.

The physical form of the skin cleansing compositions not critical. The compositions can be, for example, formulated as toilet bars, liquids, pastes, mousses, or pads.

The surfactant component of the compositions of the present invention are selected from anionic, nonionic, zwitterionic, amphoteric and ampholytic surfactants, as well as mixtures of these surfactants. Such surfactants are well-known to those skilled in the detergency art.

The cleaning compositions of the present invention can optionally contain, at their art-established levels, materials which are conventionally used in skin cleansing compositions.

Sunblocks and sunscreens incorporating creatine compounds are also contemplated. The term “sun block” or “sun screen” includes compositions which block UV light. Examples of sunblocks include, for example, zinc oxide and titanium dioxide.

Sun radiation is one cause major cause of skin damage, e.g., wrinkles. Thus, for purposes of wrinkle treatment or prevention, the combination of creatine compounds with a UVA and/or UVB sunscreen would be advantageous. The inclusion of sunscreens in compositions of the present invention will provide immediate protection against acute UV damage. Thus, the sunscreen will prevent further skin damage caused by UV radiation, while the compounds of the invention regulates existing skin damage.

A wide variety of conventional sunscreening agents are suitable for use in combination with the active compound. Segarin, et al., at Chapter VIII, pages 189 et seq., of Cosmetics Science and Technology, disclose numerous suitable agents. Specific suitable sunscreening agents include, for example: p-aminobenzoic acid, its salts and its derivatives (ethyl, isobutyl, glyceryl esters; p-dimethylaminobenzoic acid); anthranilates (i.e., o-aminobenzoates; methyl, menthyl, phenyl, benzyl, phenylethyl, linalyl, terpinyl, and cyclohexenyl esters); salicylates (amyl, phenyl, benzyl, menthyl, glyceryl, and dipropyleneglycol esters); cinnamic acid derivatives (methyl and benzyl esters, alpha.-phenyl cinnamonitrile; butyl cinnamoyl pyruvate); Dihydroxycinnamic acid derivatives (umbelliferone, methylumbelliferone, methylacetoumbelliferone); trihydroxycinnamic acid derivatives (esculetin, methylesculetin, daphnetin, and the glucosides, esculin and daphnin); hydrocarbons (diphenylbutadiene, stilbene); dibenzalacetone and benzalacetophenone; Naphtholsulfonates (sodium salts of 2-naphthol-3,6-disulfonic and of 2-naphthol-6,8-disulfonic acids); Dihydroxynaphthoic acid and its salts; 0- and p-Hydroxybiphenyldisulfonates; Coumarin derivatives (7-hydroxy, 7-methyl, 3-phenyl);

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Diazoles (2-acetyl-3-bromoindazole, phenyl benzoxazole, methyl naphthoxazole, various aryl benzothiazoles); Quinine salts (bisulfate, sulfate, chloride, oleate, and tannate); Quinoline derivatives (8-hydroxyquinoline salts, 2-phenylquinoline); Hydroxy-or methoxy-substituted benzophenones; Uric and vilouric acids; Tannic acid and its derivatives (e.g., hexaethylether); (Butyl carbotol) (6-propyl piperonyl) ether; Hydroquinone; Benzophenones (Oxybenzene, Sulisobenzone, Dioxybenzone, Benzoresorcinol, 2,2’,4,4’- Tetrahydroxybenzophenone, 2,2’-Dihydroxy-4,4’- dimethoxybenzophenone, Octabenzone; 4-Isopropyldibenzoylmethane; Butylmethoxydibenzoylmethane; Etocrylene; and 4-isopropyl-di-benzoylmethane.

Preferred sunscreens useful in the compositions of the present invention are 2-ethylhexyl-p-methoxycinnamate, butylmethoxydibenzoylmethane, 2-hydroxy-4-methoxybenzophenone, octyldimethyl-p-aminobenzoic acid and mixtures thereof.

A safe and effective amount of sunscreen may be used in the compositions of the present invention. The sunscreening agent must be compatible with the active compound. Generally the composition may comprise from about 1% to about 20%, preferably from about 2% to about 10%, of a sunscreening agent. Exact amounts will vary depending upon the sunscreen chosen and the desired Sun Protection Factor (SPF).

Also particularly useful in the present invention are sunscreens such as those disclosed in Sabatelli, U.S. patent application Ser. No. 054,085 (filed Jun. 2, 1987) and Sabatelli et al., U.S. patent application Ser. No. 054,046 (filed Jun. 2, 1987). The sunscreening agents disclosed therein have, in a single molecule, two distinct chromophore moieties which exhibit different ultra-violet radiation absorption spectra. One of the chromophore moieties absorbs predominantly in the UVB radiation range and the other absorbs strongly in the UVA radiation range.

An agent may also be added to any of the compositions of the present invention to improve the skin substantivity of those compositions, particularly to enhance their resistance to being washed off by water, or rubbed off. A preferred agent which will provide this benefit is a copolymer of ethylene and acrylic acid. Compositions comprising this copolymer are disclosed in U.S. Pat. No. 4,663,157, Brock, issued May 5, 1987, which is incorporated herein by reference.

In another embodiment of the present invention, an anti-inflammatory agent is included as an active agent along with the creatine compounds of the invention. The anti-inflammatory agent protects strongly in the UVA radiation range (though it also provides some UVB protection as well) thereby preventing further skin damage caused by UV radiation, while the creatine compounds of the invention treats existing damage. Thus the combination provides broad protection. The topical use of anti-inflammatory agents reduces photo-aging of the skin resulting from chronic exposure to UV radiation. (See U.S. Pat. No. 4,847,071, Bissett, Bush, and Chatterjee, issued Jul. 11, 1989, incorporated herein by reference; and U.S. Pat. No. 4,847,069, Bissett and Chatterjee, issued Jul. 11, 1989, incorporated herein by reference).

A safe and effective amount of an anti-inflammatory agent may be added to the compositions of the present invention, preferably from about 0.1% to about 10%, more preferably from about 0.5% to about 5%, of the composition. The exact amount of anti-inflammatory agent to be used in the compositions will depend on the particular anti-inflammatory agent utilized since such agents vary widely in potency.

Steroidal anti-inflammatory agents, including but not limited to, corticosteroids such as hydrocortisone, hydroxyltriamcinolone, alpha-methyl dexamethasone, dexamethasone-phosphate, beclomethasone dipropionate, clobetasol valerate, desonide, desoxymethasone, desoxycorticosterone acetate, dexamethasone, dichlorisone, diflorasone diacetate, diflucortolone valerate, fluadrenolone, fluclorolone acetonide, fludrocortisone, flumethasone pivalate fluosinolone acetonide, fluocinonide, flucortine butylester, fluocortolone, fluprednidene (fluprednylidene) acetate, flurandrenolone, halcinonide, hydrocortisone acetate, hydrocortisone butyrate, methylprednisolone, triamcinolone acetonide, cortisone, cortodoxone, flucetonide, fludrocortisone, difluorosone diacetate, fluradrenolone acetonide, medrysone, amcinafel, amcinafide, betamethasone and the balance of its esters, chloroprednisone, chlorprednisone acetate, clocortelone, clescinolone, dichlorisone, difluprednate, flucloronide, flunisolide, fluoromethalone, fluperolone, fluprednisolone, hydrocortisone valerate, hydrocortisone cyclopentylpropionate, hydrocortamate, meprednisone, paramethasone, prednisolone, prednisone, beclomethasone dipropionate, triamcinolone, and mixtures thereof may be used.

A second class of anti-inflammatory agents which is useful in the compositions of the present invention includes the nonsteroidal anti-inflammatory agents. The variety of compounds encompassed by this group are well-known to those skilled in the art. For detailed disclosure of the chemical structure, synthesis, side effects, etc., of nonsteroidal anti-inflammatory agents, reference may be had to standard texts, including Antiinflammatory and Anti-Rheumatic Drugs, K.D. Rainsford, Vol. I-III, CRC Press, Boca Raton, (1985), and Anti-infammatory Agents. Chemistry and Pharmacology, 1, R.A. Scherrer, et al., Academic Press, New York (1974). Mixtures of these non-steroidal anti-inflammatory agents may also be employed, as well as the pharmaceutically-acceptable salts and esters of these agents. For example, etofenamate, a flufenamic acid derivative, is particularly useful for topical application. Yet another class of anti-inflammatory agents which are useful in the present invention are those disclosed in U.S. Pat. No. 4,912, 248, Maeller, issued Mar. 27, 1990. This patent discloses compounds and diastereomeric mixtures of specific 2-naphthyl-containing ester compounds, especially naproxen ester and naproxol ester compounds, having two or more chiral centers. Finally, so-called “natural” anti-inflammatory agents are useful in the present invention. For example, candelilla wax, alpha bisabolol, aloe vera, Manjistha (extracted from plants in the genus Rubia, particularly Rubia Cordifolia), and Guggal (extracted from plants in the genus Commiphora, particularly Commiphora Mukul), may be used.

In another embodiment, the skin composition further comprises a safe and effective amount of a skin protectant. The skin protectant preferably comprises from about 0.001% to about 2%, more preferably from about 0.01% to about 1% of the composition. Useful skin protectants are disclosed in the Federal Register Vol. 48, No. 32 and include allantoin, aluminum hydroxide gel, bismuth subnitrate, boric acid, calamine, cocoa butter, corn starch, dimethicone glycerin, kaolin, live yeast cell derivative, petrolatum, shark liver oil, sodium bicarbonate, sulfur, tannic acid, white petrolatum, zinc acetate, zinc carbonate and zinc oxide and mixtures thereof.

As set out above, certain embodiments of the present compounds can contain a basic functional group, such as

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amino or alkylamino, and are, thus, capable of forming pharmaceutically acceptable salts with pharmaceutically acceptable acids. The term “pharmaceutically acceptable salts” in this respect, refers to the relatively non-toxic, inorganic and organic acid addition salts of compounds of the present invention. These salts can be prepared in situ during the final isolation and purification of the compounds of the invention, or by separately reacting a purified compound of the invention in its free base form with a suitable organic or inorganic acid, and isolating the salt thus formed. Representative salts include the hydrobromide, hydrochloride, sulfate, bisulfate, phosphate, nitrate, acetate, valerate, oleate, palmitate, stearate, laurate, benzoate, lactate, phosphate, tosylate, citrate, maleate, fumarate succinate, tartrate, napthylate, mesylate, glucoheptonate, lactobionate, and laurylsulphonate salts and the like. (See, e.g., Berge et al. (1977) “Pharmaceutical Salts”, J. Pharm. Sci. 66:1–19).

In other cases, the compounds of the present invention may contain one or more acidic functional groups and, thus, are capable of forming pharmaceutically acceptable salts with pharmaceutically acceptable bases. The term “pharmaceutically acceptable salts” in these instances refers to the relatively non-toxic, inorganic and organic base addition salts of compounds of the present invention. These salts can likewise be prepared in situ during the final isolation and purification of the compounds, or by separately reacting the purified compound in its free acid form with a suitable base, such as the hydroxide, carbonate or bicarbonate of a pharmaceutically acceptable metal cation, with ammonia, or with a pharmaceutically acceptable organic primary, secondary or tertiary amine. Representative alkali or alkaline earth salts include the lithium, sodium, potassium, calcium, magnesium, and aluminum salts and the like. Representative organic amines useful for the formation of base addition salts include ethylamine, diethylamine, ethylenediamine ethanolamine, diethanolamine, piperazine and the like.

The term “pharmaceutically acceptable esters” refers to the relatively non-toxic, esterified products of the compounds of the present invention. These esters can be prepared in situ during the final isolation and purification of the compounds, or by separately reacting the purified compound in its free acid form or hydroxyl with a suitable esterifying agent. Carboxylic acids can be converted into esters via treatment with an alcohol in the presence of a catalyst. Hydroxyls can be converted into esters via treatment with an esterifying agent such as alkanoyl halides. The term is further intended to include lower hydrocarbon groups capable of being solvated under physiological conditions, e.g., alkyl esters, methyl, ethyl and propyl esters. (See, for example, Berge et al., supra.) Wetting agents, emulsifiers and lubricants, such as sodium lauryl sulfate and magnesium stearate, as well as coloring agents, release agents, coating agents, sweetening, flavoring and perfuming agents, preservatives and antioxidants can also be present in the compositions.

Formulations of the present invention include those suitable for topical, oral, nasal, transdermal, buccal, sublingual, rectal, vaginal and/or parenteral administration. The formulations may conveniently be presented in unit dosage form and may be prepared by any methods well known in the art of pharmacy. The amount of active ingredient which can be combined with a carrier material to produce a single dosage form will generally be that amount of the compound which produces a therapeutic effect. Generally, out of one hundred per cent, this amount will range from about 1 per cent to about ninety-nine percent of active ingredient, preferably from about 5 per cent to about 70 per cent, most preferably from about per cent to about 30 per cent.

Methods of preparing these formulations or compositions include the step of bringing into association a compound of the present invention with the carrier and, optionally, one or more accessory ingredients. In general, the formulations are prepared by uniformly and intimately bringing into association a compound of the present invention with liquid carriers, or finely divided solid carriers, or both, and then, if necessary, shaping the product.

Suspensions, in addition to the active compounds, may contain suspending agents as, for example, ethoxylated isostearyl alcohols, polyoxyethylene sorbitol and sorbitan esters, microcrystalline cellulose, aluminum metahydroxide, bentonite, agar-agar and tragacanth, and mixtures thereof.

Formulations of the pharmaceutical compositions of the invention for rectal or vaginal administration may be presented as a suppository, which may be prepared by mixing one or more compounds of the invention with one or more suitable nonirritating excipients or carriers comprising, for example, cocoa butter, polyethylene glycol, a suppository wax or a salicylate, and which is solid at room temperature, but liquid at body temperature and, therefore, will melt in the rectum or vaginal cavity and release the active compound.

Formulations of the present invention which are suitable for vaginal administration also include pessaries, tampons, creams, gels, pastes, foams or spray formulations containing such carriers as are known in the art to be appropriate.

Dosage forms for the topical or transdermal administration of a compound of this invention include powders, sprays, ointments, pastes, creams, lotions, gels, solutions, patches and inhalants. The active compound may be mixed under sterile conditions with a pharmaceutically acceptable carrier, and with any preservatives, buffers, or propellants which may be required.

The ointments, pastes, creams and gels may contain, in addition to an active compound of this invention, excipients, such as animal and vegetable fats, oils, waxes, paraffins, starch, tragacanth, cellulose derivatives, polyethylene glycols, silicones, bentonites, silicic acid, talc and zinc oxide, or mixtures thereof.

Powders and sprays can contain, in addition to a compound of this invention, excipients such as lactose, talc, silicic acid, aluminum hydroxide, calcium silicates and polyamide powder, or mixtures of these substances. Sprays can additionally contain customary propellants, such as chlorofluorohydrocarbons and volatile unsubstituted hydrocarbons, such as butane and propane.

Transdermal patches have the added advantage of providing controlled delivery of a compound of the present invention to the body. Such dosage forms can be made by dissolving or dispersing the compound in the proper medium. Absorption enhancers can also be used to increase the flux of the compound across the skin. The rate of such flux can be controlled by either providing a rate controlling membrane or dispersing the active compound in a polymer matrix or gel.

These compositions may also contain adjuvants such as preservatives, wetting agents, emulsifying agents and dispersing agents. Prevention of the action of microorganims may be ensured by the inclusion of various antibacterial and antifungal agents, for example, paraben, chlorobutanol, phenol sorbic acid, and the like. It may also be desirable to include isotonic agents, such as sugars, sodium chloride, and the like into the compositions. In addition, prolonged absorption of the injectable pharmaceutical form may be

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brought about by the inclusion of agents which delay absorption such as aluminum monostearate and gelatin.

In some cases, in order to prolong the effect of a drug, it is desirable to slow the absorption of the drug from subcutaneous or intramuscular injection. This may be accomplished by the use of a liquid suspension of crystalline or amorphous material having poor water solubility. The rate of absorption of the drug then depends upon its rate of dissolution which, in turn, may depend upon crystal size and crystalline form. Alternatively, delayed absorption of a parenterally-administered drug form is accomplished by dissolving or suspending the drug in an oil vehicle.

The preparations of the present invention may be given parenterally, topically, or rectally. They are of course given by forms suitable for each administration route. For example, they are administered in tablets or capsule form, by injection, inhalation, eye lotion, ointment, suppository, etc. administration by injection, infusion or inhalation; topical by lotion or ointment; and rectal by suppositories. Topical administration is preferred.

The phrases “parenteral administration” and “administered parenterally” as used herein means modes of administration other than enteral and topical administration, usually by injection, and includes, without limitation, intravenous, intramuscular, intraarterial, intrathecal intracapsular, intraorbital, intracardiac, intradermal, intraperitoneal, transtracheal, subcutaneous, subcuticular, intraarticular, subcapsular, subarachnoid, intraspinal and intrasternal injection and infusion.

The phrases “systemic administration,” “administered systematically,” “peripheral administration” and “administered peripherally” as used herein mean the administration of a compound, drug or other material other than directly into the central nervous system, such that it enters the patient’s system and, thus, is subject to metabolism and other like processes, for example, subcutaneous administration.

These compounds may be administered to humans and other animals for therapy by any suitable route of administration, including orally, nasally, as by, for example, a spray, rectally, intravaginally, parenterally, intracistemally and topically, as by powders, ointments or drops, including buccally and sublingually.

Regardless of the route of administration selected, the compounds of the present invention, which may be used in a suitable hydrated form, and/or the pharmaceutical compositions of the present invention, are formulated into pharmaceutically acceptable dosage forms by conventional methods known to those of skill in the art.

Actual dosage levels of the active ingredients in the pharmaceutical compositions of this invention may be varied so as to obtain an amount of the active ingredient which is effective to achieve the desired therapeutic response for a particular patient, composition, and mode of administration, without being toxic to the patient.

The selected dosage level will depend upon a variety of factors including the activity of the particular compound of the present invention employed, or the ester, salt or amide thereof, the route of administration, the time of administration, the rate of excretion of the particular compound being employed, the duration of the treatment, other drugs, compounds and/or materials used in combination with the particular compound employed, the age, sex, weight, condition, general health and prior medical history of the patient being treated, and like factors well known in the medical arts.

A physician or veterinarian having ordinary skill in the art can readily determine and prescribe the effective amount of the pharmaceutical composition required. For example, the physician or veterinarian could start doses of the compounds of the invention employed in the pharmaceutical composition at levels lower than that required in order to achieve the desired therapeutic effect and gradually increase the dosage until the desired effect is achieved.

In general, a suitable daily dose of a compound of the invention will be that amount of the compound which is the lowest dose effective to produce a therapeutic effect. Such an effective dose will generally depend upon the factors described above. Generally, intravenous and subcutaneous doses of the compounds of this invention for a patient, when used for the indicated effects, will range from about 0.0001 to about 1000 mg per kilogram of body weight per day. Creatine has been taken by athletes in the range of 2-30 gms per day with reasonable safety profile. Topical creams with 0.01-10% creatine are anticipated to be well tolerated. If desired, the effective daily dose of the active compound may be administered as two, three, four, five, six or more sub-doses administered separately at appropriate intervals throughout the day, optionally, in unit dosage forms.

The term “chronic treatment” includes continued treatment with a creatine compound over an extended period during a subject’s lifetime, preferably for at least about three weeks, more preferably from about three months to about twenty years, more preferably from about six months to about ten years, more preferably still from about one year to about five years.

While it is possible for a compound of the present invention to be administered alone, it is preferable to administer the compound as a pharmaceutical composition.

In a further embodiment, the skin disorder is associated with free radicals, aging, sun radiation, stress or fatigue. In another embodiment, the subject is affected with wrinkles or is at risk for a skin disorder.

The term “associated with free radicals” includes any disorders or damaged to the skin resulting from, directly or indirectly from free radicals. The free radicals may be initiated by, for example, sun radiation (e.g., UV radiation) or pollution.

The term “aging” includes processes where there is oxidative damage, energy depletion or mitochondrial dysfunction where onset, amelioration, arrest, or elimination is effectuated by the creatine compounds described herein. Symptoms of aging include, but are not limited to, wrinkles loss of elasticity of the skin and uneven pigmentation of the skin.

The term “subject” includes living organisms susceptible to skin damage or aging. Examples of subjects include humans, dogs, cats, horses, goats, cows, cattle. The term “subject” further is intended to include transgenic species.

The invention also features a composition for the treatment of the skin of a subject. The composition comprises an effective amount of creatine, creatine phosphate, a creatine compound or a salt thereof, and a pharmaceutically acceptable carrier. Preferably, the effective amount is effective to treat or prevent a skin disorder. Preferably, the composition is suitable for topical administration. The composition may be formulated as a lotion, cream, or ointment, gel or solid. In one advantageous embodiment, the composition also contains a sunblock or sunscreen (e.g., zinc oxide or titanium dioxide). In another further embodiment, the composition may be formulated as a cosmetic foundation or as a skin cleansing agent. Advantageously, the composition may

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contain a penetration agent. Examples of compounds which may be incorporated into the composition of the invention include, but are not limited to, hydroxyacids, retinols, Aloe, Chamomile, or mixtures thereof. In a further embodiment, the skin disorder is associated with free-radicals, aging, sun radiation, stress or fatigue.

In a further embodiment, the invention contemplates co-administering to the subject an effective amount of a skin preserving agent. Examples of skin preserving agents include antioxidants, such as ascorbic acid, vitamins, coenzyme Q10 (CoQl0) and its derivatives, cysteine hydrochloride, sodium bisulfate, sodium metabisulfite, sodium sulfite and the like; oil-soluble antioxidants, such as ascorbyl palmitate, butylated hydroxyanisole BHA), butylated hydroxytoluene (BHT), lecithin, propyl gallate, alphatocopherol, and the like; and metal chelating agents, such as citric acid, ethylenediamine tetraacetic acid (EDTA), sorbitol, tartaric acid, phosphoric acid, and the like. Preferred anti-oxidants include, CoQ10 and vitamin E. Other examples of skin preserving agents include energy-enhancing agents (e.g., ATP, nicotinamide or pyruvate), vitamins (e.g., E, C, B5, B6, and B9) and vitamin precursors.

The term “energy enhancing agents” also includes stimulants of mitochondrial function or ATP production elsewhere in the cell. Examples include intermediates such as, for example, pyruvate, nicotinamide and CoQ10.

Aging Oxidative Stress and Mitochondrial Dysfunction:

A common feature of the life cycle of virtually all multicellular organisms is the progressive decline in effciency of various physiological processes once the productive phase of life is over. Data has supported the hypothesis that senescence cell death secondary to loss of functional capacity is due to accumulation of molecular oxidative damage (Harman 1956; Stadtman 1992; Ames et. al., 1993; Sohal 1995). The hypothesis is based on the fact that oxygen is potentially a toxic substance, and its use by aerobes, although necessary for their immediate survival, also may be hazardous to their long term existence. Molecular oxygen is the precursor of superoxide, hydrogen peroxide and hydroxyl radicals. Upon further reactions these could generate reactive oxygen species that cause extensive oxidative damage to macromolecules. Lipid peroxidation, DNA damage and carbonylation of proteins are some of the devastating effects. During aging there is an increase in the amount of oxidative stress which could be a result of increase in the rate of generation of reactive oxygen species, or the decline in anti-oxidative defenses or the decline in the effciency of repair or removal of damaged molecules (Sohal et.al., 1996). With aging there is an increase in the production of ROS from mitochondria which results in damage to the inner mitochondrial membrane. By positive feedback mechanisms this results in further increase in ROS. Among flies, those with a longer life expectancy were shown to exhibit a lower rate of mitochondrial superoxide, hydrogen peroxide generation, a lower rate of protein oxidative damage, less DNA oxidative damage, higher activities of SOD and catalase, increased glutathione a versatile intracellular reductant. Variations in maximum life span among different species are often associated with differences in the metabolic rate (rate of oxygen consumption), metabolic potential (total amount of energy consumed per gram of body weight during life span) and level of oxidative stress. The highest degree of oxidative damage occur in tissues such as brain, heart and skeletal muscle which are composed primarily of long lived postmitotic cells. These tissues are also the targets of several age related degenerative disorders in which oxidative stress has been implicated (Davies 1995; Weindruch et al., 1993). Agents that minimize the production of reactive oxygen species are predicted to be protective.

Creatine Kinase Isoenzymes

Cells require energy to survive and to carry out the multitude of tasks that characterize biological activity. Cellular energy demand and supply are generally balanced and tightly regulated for economy and efficiency of energy. Creatine kinase plays a key role in the energy metabolism of cells with intermittently high and fluctuating energy requirements such as skeletal and cardiac muscle, brain and neural tissues, including, for example, the retina, spermatozoa and electrocytes use (Bessman 1985, Wallimann 1992, Wyss and Kaddurah-Daouk 1999). As stated above, the enzyme catalyzes the reversible transfer of the phosphoryl group from creatine phosphate to ADP, to generate ATP. There are multi-isoforms of creatine kinase (CK) which include muscle (CK-MM), brain (CK-BB) and mitochondrial (CK-Mia, CK-Mib) isoforms. The mitochondrial creatine kinase are located mainly between the inner and outer mitochondrial membranes where in association with the adenine nucleotide translocase and other proteins can transform ATP to phosphocreatine and transport it to other sites in the cell for energy utilization. The mitochondrial octameric creatine kinase has been implicated in mitochondrial permeability transition and cell death processes (O’Gorman 1997). Creatine is an excellent stimulant of oxidative phosphorylation and seems to induce octameric mitochondrial creatine kinase formation and inhibits mitochondrial pore opening. The cytoplasmic isoforms utilize phosphocreatine to produce ATP for cell work. A communication between the mitochondrial and cytoplasmic isoforms through the substrates creatine and phosphocreatine ensures connectivity between sites of energy production and sites of energy consumption.

Experimental data suggest that CK is located near the sites in cells where energy generation occurs; e.g., where force generation by motor proteins takes place, next to ion pumps and transporters in membranes and where other ATP-dependent process take place. It seems to play a complex multi-faceted role in cellular energy homeostasis. The creatine kinase system is involved in energy buffering/energy transport activities. It also is involved in regulating ADP and ATP levels intracellularly as well as ADP/ATP ratios. Proton buffering and production of inorganic phosphate are important part of the system.

Creatine Kinase, Skin Aging and Ski Damage

The creatine content and the efficiency of the creatine kinase system decreases with aging. Aging and several insults result in oxidative stress state and energy compromise. It is demonstrate here that modulation of the creatine kinase system results in minimizing the rate of production of molecules associated with oxidative damage. Such minimization combined with energy boosting effects should slow damage to tissue during aging or exposure to insults. Creatine and analogs of creatine that modify the rate of ATP synthesis through creatine kinase could sustain energy production, mitochondrial function, and protect against free radical production. Such effects could have positive impact against aging or insult related skin damage.

The components of the creatine kinase/phosphocreatine system include the enzyme creatine kinase, the substrates creatine and creatine phosphate, and the transporter of creatine. Some of the functions associated with this system include efficient regeneration of energy in cells with fluctuating and high energy demand, phosphoryl transfer activity, ion transport regulation, cytoskeletal association nucleotide pool preservation, proton buffering, and involvement in signal transduction pathways.

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Without wishing to be bound by theory, it is thought that modulating the creatine kinase activity would modulate energy flow and affect skin cell function, integrity and survival. An activated energy state should minimizes oxidative damage and enable cells to withstand insult secondary to aging or insults such as UV radiation.

Creatine is taken by athletes to boost muscle function during burst activity (for review see Wyss and Kaddurah-Daouk 1999) and during competitions. Creatine was shown to have neuroprotective properties in several animal models of neurodegenerative diseases (Matthews et al., 1988; Kliveny et al 1999; Matthews et.al., 1999).

Ingestion of creatine analogs has been shown to result in replacement of tissue phosphocreatine pools by synthetic phosphagens with different kinetic and thermodynamic properties. This results in subtle changes of intracellular energy metabolism, including the increase of total reserves of high energy phosphate (see refs. Roberts, J. J. and J. B. Walker Arch Biochem. Biophys 220(2): 563-571 (1983)). The replacement of phosphocreatine pools with slower acting synthetic phosphagens, such as creatine analogs might benefit neurological disorders by providing a longer lasting source of energy. One such analog, cyclocreatine (1-carboxymethyl-2-aminoimidazolidine) modifies the flow of energy of cells in stress and may interfere with ATP utilization at sites of cellular work.

Creatine Compounds Useful in Skin Care

Creatine compounds useful in the present invention include compounds which modulate one or more of the structural or functional components of the creatine kinase/ phosphocreatine system. Compounds which are effective for this purpose include creatine, creatine phosphate and analogs thereof, compounds which mimic their activity, and salts of these compounds as defined above. Exemplary creatine compounds are described below.

Creatine (also known as N-(aminoiminomethyl)-N-methylglycine; methylglycosamine or N-methyl-guanido acetic acid) is a well-known substance. (See, The Merck Index, Eleventh Edition, No. 2570 (1989).

Creatine is phosphorylated chemically or enzymatically by creatine kinase to generate creatine phosphate, which also is well-known (see, The Merck Index, No. 7315). Both creatine and creatine phosphate (phosphocreatine) can be extracted from animal tissue or synthesized chemically. Both are commercially available.

Cyclocreatine is an essentially planar cyclic analog of creatine. Although cyclocreatine is structurally similar to creatine, the two compounds are distinguishable both kinetically and thermodynamically. Cyclocreatine is phosphorylated efficiently by creatine kinase in the forward reaction both in vitro and in vivo. Rowley, G. L., J. Am. Chem. Soc. 93: 5542-5551 (1971); McLaughlin, A. C. et. al., J. Biol. Chem. 247, 4382–4388 (1972).

The phosphorylated compound phosphocyclocreatine is structurally similar to phosphocreatine; however, the phosphorous-nitrogen (P-N) bond of cyclocreatine phosphate is more stable than that of phosphocreatine. LoPresti, P. and M. Cohn, Biochem. Biophys. Acta 998: 317–320 (1989); Annesley, T. M. and J. B. Walker, J. Biol. Chem. 253; 8120–125, (1978); Annesley, T. M. and J. B. Walker, Biochem. Biophys. Res. Commun. 74: 185–190 (1977).

3-Guanidinopropionic acid (3-GPA) is an endogenous metabolite found in animals and humans (Hiraga et.al., J. of Chromatography vol 342, 269-275, 1985; Watanabe et.al., Guanidines edited by Mori et.al., Plenum, N.Y., 49-58, 1983). The compound is available from Sigma chemicals and is an extensively studied analog of creatine.

Guanidino acetate is yet another analog of creatine and is a precursor of creatine in its biosynthetic pathway.

Guanidino benzoic acids are structurally related to creatine. Also compounds that attach amino acid like molecules covalently to creatine are creatine compounds of interest. Examples are creatine-ascorbate and creatine-pyruvate. Other types of molecules could be covalently attached.

Creatine analogs and other agents which act to interfere with the activity of creatine biosynthetic enzymes or with the creatine transporter are useful in the present method of treating or preventing age related damage. Thus the effects of such compounds can be direct or indirect, operating by mechanisms including, but not limited to, influencing the uptake or biosynthesis of creatine, the function of the creatine phosphate shuttle, enzyme activity, or the activity of associated enzymes, or altering the levels of substrates or products of a reaction to alter the velocity of the reaction.

Substances known or believed to modify energy production through the creatine kinase/phosphocreatine system which can be used in the present method are described below. Exemplary compounds are shown in Tables 1 and 2.

It will be possible to modify the substances described below to produce analogs which have enhanced characteristics, such as greater specificity for the enzyme, enhanced stability, enhanced uptake into cells, or better binding activity.

Compounds which modify the structure or function of the creatine kinase/creatine phosphate system directly or indirectly are useful in preventing and/or treating age related damage to tissue such as skin.

Molecules that regulate the transporter of creatine, or the association of creatine kinase with other protein or lipid molecules in the membrane, the substrates concentration creatine and creatine phosphate also are useful in preventing and/or treating age related damage to tissue such as skin.

Compounds which are useful in the present invention can be substrates, enzyme activity modifiers or substrate analogs of creatine kinase. In addition, modulators of the enzymes that work in conjunction with creatine kinase now can be designed and used, individually, in combination or in addition to creatine compounds. Combinations of creatine compounds with other supplements or other drugs is proposed.

The pathways of biosynthesis and metabolism of creatine and creatine phosphate can be targeted in selecting and designing compounds which may modify energy production or high energy phosphoryl transfer through the creatine kinase system. Compounds targeted to specific steps may rely on structural analogies with either creatine or its precursors. Novel creatine analogs differing from creatine by substitution, chain extension, and/or cyclization may be designed. The substrates of multisubstrate enzymes may becovalently linked, or analogs which mimic portions of the different substrates may be designed. Non-hydrolyzable phosphorylated analogs can also be designed to mimic creatine phosphate without sustaining ATP production.

A number of creatine and creatine phosphate analogs have been previously described in the literature or can be readily synthesized. Examples are these shown in Table 1 and Table 2. Some of them are slow substrates for creatine kinase.

Tables 1 and 2 illustrate the structures of creatine, cyclo-creatine (1-carboxymethyl-2-iminoimidazolidine), N-phosphorocreatine (N-phosphoryl creatine), cyclocreatine phosphate (3-phosphoryl-1-2-carboxymethyl-iminoimidazolidine) and other

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TABLE 1

CREATINE ANALOGS

TABLE 2

CREATINE PHOSPHATE ANALOGS

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TABLE 2-continued

CREATINE PHOSPHATE ANALOGS

compounds. In addition , 1-carboxymethyl-2-aminoimidazole, 1-carboxymethyl-2, 2-iminomethylimidazolidine, 1-carboxyethyl-2-iminoimidazolidine, N-ethyl-N-amidinoglycine and b-guanidinopropionic acid are believed to be effective.

Cyclocreatine 1-carboxymethyl-2-imioimidazolidine) is an example of a class of substrate analogs of creatine kinase, which can be phosphorylated by creatine kinase and which are believed to be active.

A class of creatine kinase targeted compounds are bi-substrate analogs comprising an adenosine-like moiety linked via a modifiable bridge to a creatine link moiety (i.e., creatine or a creatine analog). Such compounds are expected to bind with greater affinity than the sum of the binding interaction of each individual substrate (e.g., creatine and ATP). The modifiable bridge ling an adenosine-like moiety at the 5’-carbon to a creatine like moiety can be a carbonyl group, alkyl (a branched or straight chain hydrocarbon group having one or more carbon atoms), or substituted alkyl group (an alkyl group bearing one or more functionalities, including but not limited to unsaturation, heteroatom-substituents, carboxylic and inorganic acid derivatives, and electrophilic moieties). Also the linking of creatine to other molecules that are energy enhancing or vitamins or antioxidants is recommended. Examples are creatine- pyruvate or creatine- ascorbate.

N-phosphorocreatine analogs also can be designed which bear non-transferable moieties which mimic the N-phosphoryl group. These cannot sustain ATP production.

In one embodiment, the invention features methods of treating skin disorders by administering to a subject an effective amount of a creatine compound represented by the general formula I:

and pharmaceutically acceptable salts thereof, wherein:

a)	Y is selected from the group consisting of: —CO2H—NHOH, —NO2, —SO3H, —C(=O)NHSO2J and —P(=O)(OH)(OJ), wherein J is selected from the group consisting of: hydrogen C1–C6 straight chain alkyl, C3—C6 branched alkyl, C2—C6 alkenyl, C3—C6 branched alkenyl, and aryl;

b)	A is selected from the group consisting of: C, CH, C1 –C5 alkyl, C2–C5alkenyl, C2–C5alkynyl, and

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C1–C5 alkoyl chain, each having 0-2 substituents which are selected independently from the group consisting of:

1)	K, where K is selected from the group consisting of: C1–C6 straight alkyl, C2–C6 straight alkenyl, C1–C6 straight alkoyl, C3–C6 branched alkyl, C3–C6 branched alkenyl, and C4–C6 branched alkoyl, K having 0-2 substituents independently selected from the group consisting of: bromo, chloro, epoxy and acetoxy;

2)	an aryl group selected from the group consisting of: a 1-2 ring carbocycle and a 1-2 ring heterocycle, wherein the aryl group contains 0-2 substituents independently selected from the group consisting of: —CH2L and —COCH2L where L is independently selected from the group consisting of: bromo, chloro, epoxy and acetoxy; and

3)	—NH—M, wherein M is selected from the group consisting of: hydrogen, C1–C4 alkyl, C2–C4 alkenyl, C1–C4 alkoyl, C3–C4 branched alkyl, C3–C4 branched alkenyl, and C4 branched alkoyl;

c)	X is selected from the group consisting of NR1, CHR1, CR1, O and S, wherein R1 is selected from the group consisting of:

1)	hydrogen;

2)	K where K is selected from the group consisting of: C1–C6 straight alkyl, C2–C6, straight alkenyl, C1–C6, straight alkoyl, C3–C6 branched alkyl, C3–C6 branched alkenyl, and C4–C6 branched alkoyl, K having 0-2 substituents independently selected from the group consisting of: bromo, chloro, epoxy and acetoxy;

3)	an aryl group selected from the group consisting of a 1-2 ring carbocycle and a 1-2 ring heterocycle, wherein the aryl group contains 0-2 substituents independently selected from the group consisting of: —CH2L and —COCH2L where L is independently selected from the group consisting of: bromo, chloro, epoxy and acetoxy;

4)	a C5–C9 a-amino-w-methyl-w-adenosylcarboxylic acid attached via the w-methyl carbon;

5)	2 C5–C9 a-amino-w-aza-w-methyl-w-adenosylcarboxylic acid attached via the w-methyl carbon; and

6)	a C5–C9 a-amino-w-thia-w-methyl-w-adenosylcarboxylic acid attached via the w-methyl carbon;

d)	Z1 and Z2 are chosen independently from the group consisting of: =O, —NHR2, —CH2R2, —NR2OH; wherein Z1 and Z2 may not both be =O and wherein R2 is selected from the group consisting of:

1)	hydrogen;

2)	K, where K is selected from the group consisting of: C1–C6 straight alkyl; C2–C6 straight alkenyl, C1–C6 straight alkoyl, C3–C6 branched alkyl, C3–C6 branched alkenyl, and C4–C6 branched alkoyl, K having 0-2 substituents independently selected from the group consisting of: bromo, chloro, epoxy and acetoxy;

3)	an aryl group selected from the group consisting of a 1-2 ring carbocycle and a 1-2 ring heterocycle, wherein the aryl group contains 0-2 substituents independently selected from the group consisting of: —CH2L and —COCH2L where L is independently selected from the group consisting of: bromo, chloro, epoxy and acetoxy;

4)	2 C4–C8, a-amino-carboxylic acid attached via the w-carbon;

5)	B, wherein B is selected from the group consisting of: —CO2H—NHOH, —SO3H, —NO2, OP(=O) (OH)(OJ) and —P(=O)(OH)(OJ), wherein J is selected from the group consisting of: hydrogen, C1–C6 straight alkyl, C3–C6 branched alkyl, C2–C6 alkenyl, C3–C6 branched alkenyl, and aryl, wherein B is optionally connected to the nitrogen via a linker selected from the group consisting of: C–C2 alkyl, C2 alkenyl, and C–C2 alkoyl;

6)	—D—E, wherein D is selected from the group consisting of: C1–C3 straight alkyl, C3 branched alkyl, C2–C3 straight alkenyl, C3 branched alkenyl, C–C3 straight alkoyl, aryl and aroyl; and E is selected from the group consisting of: —(PO3)n NMP, where n is 0-2 and NMP is ribonucleotide monophosphate connected via the 5’-phosphate, 3’-phosphate or the aromatic ring of the base; —[P (=O)(OCH3)(O)]m—Q, where m is 0-3 and Q is a ribonucleoside connected via the ribose or the aromatic ring of the base; —[P(=O)(OH)(CH2)]m–Q, where m is 0-3 and Q is a ribonucleoside connected via the ribose or the aromatic ring of the base; and an aryl group containing 0-3 substituents chosen independently from the group consisting of: Cl, Br, epoxy, acetoxy, —OG, —C(=O)G, and —CO2G, where G is independently selected from the group consisting of: C1–C6 straight alkyl, C2–C6 straight alkenyl, C–C6 straight alkoyl, C3–C6 branched alkyl, C3–C6 branched alkenyl, C4–C6 branched alkoyl, wherein E may be attached to any point to D, and if D is alkyl or alkenyl, D may be connected at either or both ends by an amide linkage; and

7)	—E, wherein E is selected from the group consisting of —(PO3)nNMP, where n is 0-2 and NMP is a ribonucleotide monophosphate connected via the 5’-phosphate, 3’-phosphate or the aromatic ring of the base; —[P(=O)(OCH3)(0)]m—Q, where m is 0-3 and Q is a ribonucleoside connected via the ribose or the aromatic ring of the base; —[P(=O)(OH) (CH2)]m —Q, where m is 0-3 and Q is a ribonucleoside connected via the ribose or the aromatic ring of the base; and an aryl group containing 0-3 substituents chose independently from the group consisting of: Cl, Br, epoxy, acetoxy, —OG, —C(=O)G, and —CO2G, where G is independently selected from the group consisting of: C–C6 straight alkyl, C2–C6 straight alkenyl, C1–C6 straight alkoyl, C3–C6 branched alkyl, C3–C6 branched alkenyl, C4–C6 branched alkoyl; and if E is aryl, E may be connected by an amide linkage;

e)	if R1 and at least one R2 group are present, R1 may be connected by a single or double bond to an R2 group to form a cycle of 5 to 7 members;

f)	if two R2 groups are present, they may be connected by a single or a double bond to form a cycle of 4 to 7 members; and

g)	if R1 is present and Z1 or Z2 is selected from the group consisting of —NHR2, —CH2R2 and —NR2OH, then R1 may be connected by a single or double bond to the carbon or nitrogen of either Z1 or Z2 to form a cycle of 4 to 7 members.

Creatine, creatine phosphate and many creatine analogs are commercially available. Additionally, analogs of creatine may be synthesized using conventional techniques. For example, creatine can be used as the starting material for synthesizing at least some of the analogs encompassed by formula I. Appropriate synthesis reagents, e.g. alkylating,

US 6,242,491 B1

alkenylating or alkynylating agents may be used to attach the respective groups to target sites. Alternatively, reagents capable of inserting spacer groups may be used to alter the creatine structure. Sites other than the target site are protected using conventional protecting groups while the desired sites are being targeted by synthetic reagents.

If the creatine analog contains a ring structure, then the analog may be synthesized in a manner analogous to that described for cyclocreatine (Wang, T., J. Org, Chem, 39:3591-3594 (1974)). The various other substituent groups may be introduced before or after the ring is formed.

Many creatine analogs have been previously synthesized and described (Rowley et al., J. Am. Chem. Soc. 93:5542-5551 (1971); McLaughlin et al. J. Biol. Chem. 247:4382-4388 (1972); Nguyen, A. C. K. Synthesis and enzyme studies using creatine analogs, Thesis, Dept. of Pharmaceutical Chemistry, Univ. Calif., San Francisco (1983); Lowe et al., J. Biol. Chem. 225:3944-3951 (1980); Roberts et al., J. Biol. Chem. 260:13502-13508 (1985); Roberts et al., Arch. Biochem. Biophys. 220:563-571 (1983), and Griffiths et al., J. Biol. Chem. 251:2049-2054 (1976)). The contents of all of the aforementioned references are expressly incorporated by reference. Further to the aforementioned references, Kaddurah-Daouk et al. (WO92/ 08456; WO90/09192; U.S. Pat. No. 5,324,731; U.S. Pat. No. 5,321,030) also provide citations for the synthesis of a plurality of creatine analogs. Also the synthesis of creatine-pyruvate and creatine ascorbate has been described in a series of patents WPI 98-481123/199841; WPI 98-457997/199840; WPI 98-387651/199833). The contents of all the aforementioned references and patents are incorporated herein by reference.

Creatine compounds which currently are available or have been synthesized include, for example, creatine, b-guanidinopropionic acid, guanidinoacetic acid, creatine phosphate disodium salt, cyclocreatine, homocyclocreatine, phosphinic creatine, homocreatine, ethylcreatine, cyclocreatine phosphate dilithium salt and guanidinoacetic acid phosphate disodium salt, 4 guanidino benzoic acid and derivatives, creatine-pyruvate, creatine-ascorbate among others.

Creatine phosphate compounds also can be synthesized chemically or enzymatically. The chemical synthesis is well known. Annesley, T. M. Walker, J. B., Biochem. Biophys. Res. Commun., (1977), 74, 185-190; Cramer, F., Scheiffele, E., Vollmar, A., Chem. Ber., (1962), 95, 1670-1682.

Salts of the products may be exchanged to other salts using standard protocols. The enzymatic synthesis utilizes the creatine kinase enzyme, which is commercially available, to phosphorylate the creatine compounds. ATP is required by creatine kinase for phosphorylation, hence it needs to be continuously replenished to drive the reaction forward. It is necessary to couple the creatine kinase reaction to another reaction that generates ATP to drive it forward. The purity of the resulting compounds can be confirmed using known analytical techniques including 1H NMR, 13CNMR Spectra, Thin layer chromatography, HPLC and elemental analysis.

Modes of Administration

The creatine compound can be administered to the afflicted individual alone or in combination with another creatine analog or other agent. The other agents could be approved therapies, supplements that protect against oxidative damage, energy enhancers, sugars, intermediates of metabolism and nutrients among others. The creatine compounds can be administered as pharmaceutically acceptable salts in a pharmaceutically acceptable carrier. The compound may be administered to the subject by a variety of routes, including, but not necessarily limited to topical, oral (dietary), transdermal, or parenteral (e.g., subcutaneous, intramuscular, intravenous injection, bolus or continuous infusion) routes of administration, for example. An effective amount (i.e., one that is sufficient to produce the desired effect in an individual) of a composition comprising a creatine analog is administered to the individual. The actual amount of drug to be administered will depend on factors such as the size and age of the individual, in addition to the severity of symptoms, other medical conditions and the desired aim of treatment. As discussed above, preferably the compound is administered topically.

Previous studies have described the administration and efficacy of creatine compounds in vivo. For example, creatine phosphate has been administered to patients with cardiac diseases by intravenous injection. Up to 8 grams/day were administered with no adverse side effects. Athletes and body builders take creatine monohydrate at 2-30 grams per day with an initial loading phase where 20grams per day are used followed by 2-5 gram per day to sustain levels. The efficacy of selected creatine kinase substrate analogs to sustain ATP levels or delay rigor drug ischemic episodes in muscle has been investigated. On one study, cyclocreatine was fed to mice, rats and chicks, and appeared to be well-tolerated in these animals. Newly hatched chicks were fed a diet containing 1% cyclocreatine. In the presence of antibiotics, the chicks tolerated 1% cyclocreatine without significant mortality, although the chicks grew more slowly than control chicks (Griffiths, G. R. and J. B. Walker, J. Biol. Chem. 251(7): 2049-2054 (1976)). In another study, mice were fed a diet containing 1% cyclocreatine for 10 days (Annesley, T. M. and J. B. Walker, J. Biol. Chem. 253(22): 8120-8125 (1978)). Cyclocreatine has been feed to mice at up to 1% of their diet for 2 weeks or for over 4 weeks without gross adverse effects. Lillie et al., Cancer Res., 53: 3172-3178 (1993). Feeding animals cyclocreatine (e.g., 1% dietary) has been shown to lead to accumulation of cyclocreatine in different organs in mM concentrations. For example, cyclocreatine was reported to be taken up by muscle, heart and brain in rats receiving dietary 1% cyclocreatine. Griffiths, G. R. and J. B. Walker, J. Biol. Chem. 251(7): 2049-2054 (1976). As shown previously, antiviral activity of cyclocreatine is observed on administering 1% dietary cyclocreatine. Many of the above-referenced studies show that creatine analogs are been shown to be capable of crossing the blood-brain barrier. Creatine as 1%-3% of the diet was shown to have beneficial effects on Huntington’s disease.

The creatine compound can be formulated according to the selected route of administration (e.g., emulsion, solution, cream, powder, tablet, capsule, transdermal patch, implantable capsule). An appropriate composition comprising a creatine analog can be prepared in a physiologically acceptable vehicle or carrier. For example, a composition in tablet form can include one or more additives such as a filler (e.g., lactose), a binder (e.g., gelatin, carboxymethylcellulose, gum arabic), a flavoring agent, a coloring agent, or coating material as desired. For solutions or emulsions in general, carriers may include aqueous or alcoholic/aqueous solutions, emulsions or suspensions, including saline and buffered media. Parenteral vehicles can include sodium chloride, solution, Ringer’s dextrose, dextrose and sodium chloride, lactated Ringer’s or fixed oils. In addition, intravenous vehicles can include fluid and nutrient replenishers, and electrolyte replenishers, such as those based on Ringer’s dextrose. Preservatives and other additives can also be

US 6,242,491 B1

present. For example, antimicrobial, antioxidant, chelating agents, and inert gases can be added. (See, generally, Remington’s Pharmaceutical Sciences, 16th Edition, Mack, Ed., 1980).

The term “administration” is intended to include routes of administration which allow the creatine compounds to perform their intended function(s) of preventing, ameliorating, arresting, and/or eliminating disease(s) of the nervous system in a subject. Examples of routes of administration which may be used include injection (topical, oral, subcutaneous, intravenous, parenterally, intraperitoneally, inhalation, transdermal, and rectal. Depending on the route of administration, the creatine-like compound may be coated with or in a material to protect it from the natural conditions which may detrimentally effect its ability to perform its intended function. The administration of the creatine-like compound is done at dosages and for periods of time effective to reduce, ameliorate or eliminate the symptoms of aging. Dosage regimes may be adjusted for purposes of improving the therapeutic or prophylactic response of the compound. For example, several divided doses may be administered daily or the dose may be proportionally reduced as indicated by the exigencies of the therapeutic situation.

EXEMPLIFICATON OF THE INVENTION

1. Effects of 1% Creatine Supplementation on 3-nitrotyrosine/tyrosine Concentration in FALS Mice.

Oxidative injury involves the activation of nitric oxide production, and peroxynitrite which results in nitration of proteins. The nitration of proteins could be determined by measuring the ratio of 3-nitrotryrosine to tyrosine. The FALS mice are transgenic animals that express a mutant form of Cu/Zn superoxide dismutase found in patients with familial ALS (Amyotrophic Lateral Sclerosis). These animals develop ALS symptoms with gradual motor neuron loss, muscle weakness, and die within 135 days. Oxidative stress has been associated with the death of motor neurons. Levels of 3-nitrotyrosine are significantly increased in the spinal cords of these mice (Ferrante 1997). The transgenic mice with the G93A mutation and the littermate controls (eight mice per group) were fed 1% creatine or unsupplemented diets at days 70 of age and then killed at 120 days of age for measurements of 3-nitrotyrosine as described (Ferrante 1997). FIG. 1 (left panel) demonstrates that creatine can significantly inhibit the higher levels of 3 nitrotyrosine/tyrosine levels in lower spinal cords of transgenic FALS. The right panel also demonstrates that creatine can inhibit the activation of production of 3-nitrotyrosine/ tyrosine in the upper spinal cords.

2. Effect of 1% Creatine Supplementation on Hydroxyl Radical Production as Measured by Rate of Conversion of Salicylate to its By Products in FALS Mice.

The level of free radical production in vivo can be determined using the microdialysis technique (Matthews et al 1998). Administration of the mitochondrial toxin 3-nitropropionic acid results in a significant increase in the conversion of salicylate to 2,3-DHBA in the striatum, which is blocked in mice over expressing Cu, Zn SOD (Bogdanov et.al., 1998). Here we demonstrate that systemic administration of 3-nitropropionic acid (3-NP) resulted in a significant increase in the conversion of 4-HBA to 3,4-DHBA in G93 A transgenic mice fed unsupplemented diets (FIG. 2). In animals fed 1% creatine supplemented diets, there was no significant increase in 3,4 DHBA/4HBA after 3-NP administration. This demonstrates that creatine can minimize the production of hydroxyl radicals that are implicated in aging related damage.

3. Production of 2,3 and 2,5 DHBA and 3 nitrotyrosine (indicators of oxidative stress) after Intrastriatal Injection of Malonate in Control Animals Fed With Creatine and Those Fed With Cyclocreatine

The salicylate hydroxyl radical-trapping method was used for measuring levels of hydroxyl radicals in striatal tissue after malonate injections. Eight animal in each group were fed either a normal diet or a diet enriched with 1% creatine or 1% cyclocreatine for two weeks before intrastriatal malonate injections. Animals were injected with 200 g/kg salicylate intraperitoneally just before the malonate injections and were killed 1 hour later. The striata were then dissected rapidly from a 2-mm thick slice and placed in 0.25 ml of chilled 0.1 M perchloric acid. Samples were subsequently sonicated, frozen rapidly and thawed and centrifuged twice. An aliquot of supernatant was analyzed by HPLC with the 16-electrode electrochemical detection (Beal et.al., 1990). Salicylate, 2,3 and 2,5 DHBA, tyrosine, 3-nitrotyrosine were measured electrochemically by oxidation at 840, 240, 120 600 and 840 mV respectively with retention times of 20.5, 9.4, 6.3, 10.5, 18.2 min respectively. The data were expressed as the ratio of 2,3 and 2,5 DHBA to salicylate to normalize the DHBA concentrations for differing brain concentrations of salicylate. Similarly, 3-nitrotyrosine levels were normalized to tyrosine levels. We also examined the effects of 1% creatine supplementation for 2 weeks on 3-NP induced increases in 3-nitrotyrosine levels. Male Sprague Dawley rats were treated with 3-NP at a dose of 20 mg/kg intraperotoneally and then killed at 3 hours. Ten animals were examined in each group. The striata were dissected and placed in chilled 0.1 M perchloric acid. 3-Nitrotyrosine and tyrosine concentrations were measured by HPLC with electrochemical detection (Matthews 1998). Statistical comparisons were made by unpaired Student’s t test or by one way followed by Fisher’s protected least significant difference test for post hoc comparisons.

FIG. 3 demonstrates that both creatine and cyclocreatine can protect against increases in levels of salisylate derivatives 2,3 DHBA and 2,5 DHBA after injection of the mitochondrial toxin malonate. This confirms that creatine compounds can indeed protect against production of hydroxyl radicals implicated in oxidative stress and mitochondrial dysfunction. Also FIG. 3 demonstrates that creatine and cyclocreatine have protective effects against nitration of proteins induced by the mitochondrial toxin malonate. Production of nitric oxide and peroxynitrite are part of the cascade of oxidative damage. FIG. 4 illustrates the protective effect of creatine against nitration of proteins induced by another mitochondrial toxin 3-NP.

The conclusion of the experimental results discussed above confirms the importance of the function of the creatine kinase system and the creatine compounds in protecting against cascades of oxidative stress. The process of aging is believed to involve mitochondrial dysfunction and oxidative damage resulting from the production of molecules like hydroxyl radicals, nitric oxide and peroxynitrite. Our results strongly suggest that creatine compounds could indeed minimize damage induced during the process of aging.

Utility

In the present invention, the creatine compounds can be administered to an individual (e.g., a mammal), alone or in

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BioActives

CERTIFICATE OF ANALYSIS

Product:	CREAPURE Creatine Monohydrate

Item Code:	BLKC75

Lot:	129402

Date of Manufacture:	10/01

Expiration Date:	10/04

Analysis:

Creatine Monohydrate	101.5%
(Method HPLC 107-138/1*)

Creatinine	<100 ppm
(Method HPLC 107-138/1)

Dicyandiamide	<50 ppm
(Method HPLC 107-138/1)

Dihydrotriazine	n.d.
(Method HPLC 107-138/1)

The results are in accordance with our specification. They do not guarantee the suitability of the product for its intended use. For further questions regarding the mentioned figures please fax to 217.352-6433.

January 30, 2002
Degussa BioActives

Nancy Newman
Quality Assurance Manager

SAFETY DATA SHEET according to EC directive 93/112/EC
CREAPURE

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1. IDENTIFICATION OF THE SUBSTANCE/PREPARATION AND THE COMPANY/UNDERTAKING

Commercial Product Name	:	CREAPURE

Company	:	DEGUSSA AG
STANDORT TROSTBERG
DR.-ALBERT- FRANK-STR. 32

83308 TROSTBERG
Germany

Telephone	:	+498621862242
Telefax	:	+498621862880
Emergency telephone number	:	+49862186-0

2. COMPOSITION/INFORMATION ON INGREDIENTS

Chemical nature

Creatine monohydrate (CAS-No. 6020-87-7), content (HPLC) > 99.9%

3. HAZARDS IDENTIFICATION

Dust may form explosive mixture in air.

Irritating and/or toxic gases or fumes may be generated by thermal decomposition or combustion. Closed containers may rupture or explode (due to pressure build-up) when exposed to extreme heat.

4. FIRST AID MEASURES

Eye contact	:	Keep eye wide open while rinsing.

Skin contact	:	Wash off immediately with plenty of water.

Inhalation	:	Move to fresh air.

Ingestion	:	Consult a physician for severe cases.

5. FIRE-FIGHTING MEASURES

Dangerous fumes in the case of fire	:	carbon oxides, nitrogen oxides

Special protective equipment for fire-fighters	:	In the event of fire, wear a self-contained breathing apparatus and a protective suit.

Suitable extinguishing media	:	water spray, dry chemical, carbon dioxide (CO2), foam

SAFETY DATA SHEET according to EC directive 93/112/EC
CREAPURE

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Extinguishing media which must not be used for safety reasons	:	high volume water jet

Further information	:	Water stream directed into fire may cause frothing with subsequent spread of fire. Water mist may be used to cool closed containers.

6. ACCIDENTAL RELEASE MEASURES

Personal precautions	:	Use personal protective equipment. Ensure adequate ventilation.

Methods for cleaning up	:	Sweep up and shovel.

Additional advice	:	Dispose of in accordance with applicable federal, state, and local regulations.

7. HANDLING AND STORAGE

Handling

Safe handling advice	:	Handle in accordance with good industrial hygiene and safety practice.

Safe handling advice	:	Avoid breathing vapors/dust/mist. Avoid contact with eyes, skin, and clothing. Wash contact areas after handling. Ensure adequate ventilation. Follow all label and literature procedures and precautions.

Storage

Requirements for storage areas and containers	:	Keep tightly closed. Use containers made of polyethylene or polypropylene.

8. EXPOSURE CONTROLS/PERSONAL PROTECTION

Additional technical information on the plant	:	Local exhaust as needed to control vapor/dust levels to below recommended limits and/or to prevent health and safety effects as indicated in section 3 and elsewhere on the MSDS.

Components with workplace control parameters

no limit value known

SAFETY DATA SHEET according to EC directive 93/112/EC
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Personal protective equipment

Respiratory protection	:	If the TLV is exceeded, if inhalation effects occur, or if use is performed in a poorly ventilated space or area with limited ventilation, use NIOSH-approved respirator in accordance with 29 CFR 1910.134. If use is performed in a confined space, use a NIOSH-approved positive-pressure supplied-air respirator in accordance with applicable health and safety regulations.

Hand protection	:	protective gloves

Eye protection	:	safety glasses

Skin and body protection	:	protective suit

Hygiene measures	:	Wash hands before breaks and at the end of workday.

9. PHYSICAL AND CHEMICAL PROPERTIES

Form	:	solid

Colour	:	colourless to slightly yellow

Odour	:	odourless

Melting point	:	301 °C

Water solubility	:	14 g/l at 20 °C

pH	:	7.4 at 14 g/l (20 °C (saturated solution)

10. STABILITY AND REACTIVITY

Conditions to avoid

temperatures	:	>300 °C

Materials to avoid	:	strong acids and strong bases, strong oxidizing agents

Hazardous decomposition products	:	ammonia,

Hazardous reactions

Further information	:	No decomposition if stored and applied as directed.

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13.	DISPOSAL CONSIDERATIONS

Product	:	Review all local, state and federal regulations concerning health and pollution for appropriate disposal procedures.

14.	TRANSPORT INFORMATION

Further information	:	Not classified as dangerous in the meaning of transport regulations.

15.	REGULATORY INFORMATION

Status

AICS	:	yes

CHINA-LIST	:	yes

DSL	:	yes (listed as anhydrate)

EINECS	:	yes (listed as anhydrate)

ENCS	:	yes (listed as anhydrate)

ECL	:	yes (listed as anhydrate)

PICCS	:	no

TSCA	:	yes (listed as anhydrate)

16.	OTHER INFORMATION

This information is furnished without warranty, representation, or license of any kind, except that this information is accurate to the best of our knowledge or is obtained from sources believed by us to be accurate. No warranty is expressed or implied regarding the accuracy of this information or the results to be obtained from its use there of. We assume no responsibility for injuries proximately caused by use of the material if reasonable safety procedures are not followed as stipulated in this data sheet. Additionally, we assume no responsibility for injuries proximately caused by abnormal use of the material even if reasonable safety procedures are followed. Buyer assumes the risk in the use of the material.

Abbreviations

n.d.a	:	no data available

n.a.	:	not applicable

ARW	:	Firmeninterner Arbeitsplatzrichtwert (Company specific recommended limit value)

MAK	:	Maximale Arbeitsplatzkonzentration

STEL	:	Short-Term Exposure Limit

TWA	:	Time-Weighted Average

Toxicological Datasheet
CREAPURETM (CREATINE MONOHYDRATE)

All studies were based on international accepted guidelines (EU, Organization for Economic Cooperation and Development (OECD)) under GLP (Good Laboratory Practice) conditions. The studies were performed by NOTOX B.V., Hambakenwetering 3, 5321 DD’s Hertogenbosch, The Netherlands, using CreapureTM (Creatine Monohydrate , Cas-No. 6020-87-7, EINECS 200-306-6, Formula: C4H9 N3O2 x H2O, molecular weight 149.1 g/mol, SKW Trostberg AG, Germany) having the following specification:

Assay:	99. 99% (HPLC)

Impurities:

Creatinine	< 70 ppm (HPLC, limit of quantification)

Dicyandiamide	< 20 ppm (HPLC, limit of quantification)

Dihydrotriazine	not detectable (HPLC)

Creatine Monohydrate

Heavy metals:	Hg < 0. 1 ppm
Cd < 0. 1 ppm
Pb < 0. 1 ppm
As < 0. 1 ppm

Bacterial count:

Total Aerobic Plate Count	< 100/g CFU/g
Coliforms	negative/g
E. coli	negative/g
Salmonella sp.	negative/25g
Staphylococcus aureus	negative/g

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Toxicological Datasheet
CREAPURETM (CREATINE MONOHYDRATE)

STUDY RESULTS

1. Acute Toxicity

1.1. Acute oral toxicity	LD50 rat: > 2000 mg/kg Method: EC-directive 96/54/EC, Part B.1 tris “Acute-Toxicity-Oral , Acute Toxic Class Method”

1.2. Acute intraperitoneal toxicity	LD50 mouse: > 2000 mg/kg Method: EC-directive 96/54/EC, Part B.1 tris “Acute-Toxicity-Oral , Acute Toxic Class Method”

2. Local Tolerance

2.1. Skin irritation	rabbit: No skin irritation Classification: none Method: Directive 92/32/EEC, Annex V, B.4.

2.2. Eye irritation	rabbit: No eye irritation Classification: none Method: Directive 92/69/EEC B.5

2.3. Sensitization	guinea pig: not sensitizing Classification: none Method: Magnusson & Kligman, Directive 96/54/EC, B.6

3. Mutagenicity	Not mutagenic Method: Directive 92/69/EEC, B.14 “Mutagenicity: Salmonella typhimurium – reverse mutation assay”

4. Subactue Toxicity	rat: repeated dose (28 days) toxicity (oral) No treatment-related findings noted, No Observed Adverse Effect Level (NOAEL) > 2000 mg/kg bw/day Method: Directive 96/54/EEC, B.7

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